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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MATTRESS FIRM HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 19, 2012

Dear Stockholder:

        The Company's 2012 Annual Meeting of Stockholders will be held on September 5, 2012 at 8:00 a.m., local time, at the Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090), and I hope you will join us.

        At the meeting, we will be asking you:

  1.
  To elect two Class I directors for a three-year term to expire in 2015;

  2.
  To consider a non-binding vote on the compensation of the Company's named executive officers, as described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2012 Annual Stockholder Meeting proxy statement;

  3.
  To consider a non-binding vote on the frequency of future executive compensation advisory votes;

  4.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2012; and

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        As explained more fully in the proxy statement included with this Notice and in the Company's Notice of Internet Availability of Proxy Materials, you can vote using the Internet, by telephone, by mail or in person, in each case by following the instructions in the proxy statement.

        We urge you to vote your shares at your earliest convenience.

        Thank you very much for your interest in our Company.

Sincerely, R. Stephen Stagner President and Chief Executive Officer Mattress Firm Holding Corp.

MATTRESS FIRM HOLDING CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 5, 2012

Dear Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of Mattress Firm Holding Corp., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090), on September 5, 2012 at 8:00 a.m., local time, to vote on the following proposals:

  1.
  To elect two Class I directors for a three-year term to expire in 2015;

  2.
  To consider a non-binding vote on the compensation of the Company's named executive officers, as described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's Annual Meeting proxy statement;

  3.
  To consider a non-binding vote on the frequency of future executive compensation advisory votes;

  4.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2012; and

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on July 11, 2012 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those Stockholders will be open to examination by any Stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the principal executive offices of the Company, 5815 Gulf Freeway, Houston, Texas 77023, for a period of ten days prior to the Annual Meeting.

        Important Notice Regarding the Internet Availability of Proxy Materials.    The Company has saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission rules. On or about July 23, 2012, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the Company's Annual Meeting proxy statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2012 (as amended on May 30, 2012) online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. As described in the Notice, the Company's Annual Meeting proxy statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2012 (as amended on May 30, 2012) are available to you at http://www.proxyvote.com.

        If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors, your shares will not be voted on these matters.

        All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,
James R. Black Executive Vice President, Chief Financial Officer and Secretary Mattress Firm Holding Corp.

Houston, Texas
July 19, 2012

MATTRESS FIRM HOLDING CORP.
Proxy Statement—Table of Contents

Other Information	51
Security Ownership of Certain Beneficial Owners and Management	51
Section 16(a) Beneficial Ownership Reporting Compliance	54
Financial and Other Information	54
Proposals of Stockholders	54

ABOUT THE ANNUAL MEETING

        Mattress Firm Holding Corp. (the "Company") is required by Delaware law (the state in which the Company is incorporated) to hold an annual meeting of stockholders for the express purpose of allowing the Company's stockholders to vote on those matters reserved to them under Delaware law or the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. The State of Delaware, the Securities and Exchange Commission (the "SEC") and the NASDAQ Global Select Market ("NASDAQ") have rules that govern how the Company must conduct annual stockholder meetings and what rights you may or may not have therein, especially related to how the Company solicits your votes for annual stockholder meetings, the form of proxy that the Company may use, and the information that the Company must provide to you. Below you will find a summary of matters that specifically relate to the 2012 Annual Meeting of Stockholders (the "Annual Meeting") and that the Company is required to disclose to you. The Company hopes that you find this summary useful in your understanding of the Annual Meeting process, the Company's business, the directors and the other matters that are pertinent to all of the above.

Date of Annual Meeting	September 5, 2012
Time of Annual Meeting	8:00 a.m., local time
Place of Annual Meeting	The Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090)
Record Date for Annual Meeting (the "Record Date")	July 11, 2012
Attending the Annual Meeting

All stockholders of record are welcome at the Annual Meeting. If you are intending to attend, please have proper identification. If your shares are held in street name, please have your most current brokerage account statement with you.

Mailing Date of Proxy Materials	On or about July 23, 2012
Votes to Be Taken at the Annual Meeting	You are voting on:
• Proposal 1: Election of R. Stephen Stagner and William E. Watts as Class I directors whose terms expire in 2015 (see page 13);

•

Proposal 2: To consider a non-binding vote on the compensation of the Company's named executive officers, as described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2012 Annual Stockholder Meeting proxy statement (see page 15);

• Proposal 3: To consider a non-binding vote on the frequency of future executive compensation advisory votes (see page 16);

• Proposal 4: To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2012 (see page 17); and
• Any other business properly coming before the Annual Meeting.
Recommended Vote on Each Proposal	The recommendation of the Board of Directors of the Company (the "Board") can be found with the description of each proposal in this proxy statement. In summary, the Board recommends that you vote:
FOR each of the two nominees for Class I director;
FOR the approval of the non-binding vote on the compensation of the Company's named executive officers;
FOR the approval, on an advisory basis, of the non-binding vote on the compensation of the Company's named executive officers to occur every three years; and
FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2012.
Vote Required to Pass Each Proposal
Proposal 1—Election of Directors

Directors are elected by plurality vote, which means that the two nominees for director receiving the highest number of votes FOR election will be elected as directors. Stockholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the Proxy Committee (as defined later in this proxy statement) may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than seven, as the Board may recommend.

Proposal 2—Non-binding Advisory Vote on Executive Compensation

While on the ballot, this is only an advisory vote. This means that the Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Directors are very keen on understanding the view of the Company's stockholders on the Company's executive compensation program, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the votes that stockholders cast "for" must exceed the number of votes that stockholders cast "against" to approve.

Proposal 3—Non-binding Advisory Vote on Frequency of Advisory Vote on Executive Compensation

While on the ballot, this is only an advisory vote. This means that the Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Directors are very keen on understanding the view of the Company's stockholders on the frequency of the advisory vote on executive compensation, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the alternative receiving the greatest number of votes—every year, every two years or every three years—will be the frequency that stockholders approve.

Proposal 4—Ratification of Accountants

To ratify Proposal 4, stockholders holding a majority of the common stock, par value $0.01 per share, of the Company ("common stock") present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR this proposal.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	33,768,828 shares of common stock.
Voting of Shares	Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.
Company Principal Executive Offices	5815 Gulf Freeway, Houston, Texas 77023
Company Telephone Number	(713) 923-1090

VOTING YOUR SHARES

Who is soliciting your proxy?	The Board.
Who can vote?	Stockholders of record or beneficial owners at the close of business on the Record Date, July 11, 2012, are entitled to notice of and to vote at the Annual Meeting.
Who is a "stockholder of record"?

You are a stockholder of record if your shares of the Company's stock are registered directly in your own name with the Company's transfer agent, Computershare Trust Company, N.A. (the "Transfer Agent"), as of the Record Date.

Who is a "beneficial owner"?

You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock and is the stockholder of record. This is often called ownership in "street name" because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the stockholder of record. You must follow the instructions of the stockholder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. As a general matter, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. The Company believes that only Proposal 4: Ratification of Independent Registered Public Accountants for Fiscal Year 2012 will be considered a routine matter for the Annual Meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Company that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Broker non-votes will be considered as present for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?

A quorum is required for stockholders to approve or reject proposals. For the purposes of the Annual Meeting, a quorum is the presence in person or by proxy (which includes voting over the Internet) of a majority of the total number of issued and outstanding shares of common stock as of the Record Date entitled to vote at the Annual Meeting.

What happens if I don't give specific voting instructions?

If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined later in this proxy statement) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals.

What is the "Proxy Committee"?

The Proxy Committee was appointed by the Board and is comprised of R. Stephen Stagner and James R. Black. The Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?	By Internet. You can vote over the Internet at http://www.proxyvote.com by following the instructions on the proxy card.
By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903 from any touch-tone telephone. You must have your proxy card available when you call.

By Mail.    You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for delivery if you decide to vote by mail.

At the Annual Meeting.    If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the stockholder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on September 4, 2012.

How can I change my vote?

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, or by voting by ballot at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Annual Meeting.

Are there other matters to be voted on at the Annual Meeting?

The Board is not aware of any matters not set forth in this proxy statement that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?

The Company will bear the entire cost of soliciting the proxies, including the preparation, assembly, printing and mailing of this proxy statement. The Company has retained Broadridge Financial Solutions, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting and has agreed to pay $15,500, plus reasonable out-of-pocket expenses, to Broadridge Financial Solutions, Inc. for proxy solicitation services. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications or by other means without additional compensation.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting. The Company will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the date of the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's business and affairs are managed under the direction of the Board. The Board consists of seven directors divided into three classes of two or three directors who serve in staggered three-year terms. The Company believes that a staggered Board is the most effective way for the Board to be organized because it ensures greater certainty of continuity from year-to-year, which provides stability in organization and experience. As a result of the three classes, at each annual meeting of stockholders, two or three directors are elected for a three-year term, while the other directors do not have to stand for election as their term is not then expiring.

        At the 2012 Annual Meeting, two individuals are to be elected as Class I directors to hold a three-year term of office from the date of their election until the Company's 2015 annual meeting and until their successors are duly elected and qualified.

        The two nominees for election as Class I directors are R. Stephen Stagner and William E. Watts, each of whom is currently a Class I director and each of whom has agreed to serve as a director if elected. Mr. Stagner, as President and Chief Executive Officer of the Company, is not an independent director under the NASDAQ Listing Rules (the "NASDAQ Rules"). The Board has determined that Mr. Watts qualifies as an independent director under the NASDAQ Rules applicable to directors who do not serve on an audit committee. The Board considered the transactions identified below under "Corporate Governance—Certain Relationships and Related Transactions" in determining Mr. Watts' independence and concluded that such transactions did not affect his independence.

        If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, at their discretion, vote for another person as director.

        See the section of this proxy statement entitled "Other Information—Security Ownership of Certain Beneficial Owners and Management" for information as to ownership of Company securities by nominees for director.

        As discussed under "Mattress Firm Holding Corp. Board—Committees of the Board—Nominating and Corporate Governance Committee", the Nominating and Corporate Governance Committee annually reviews the composition of the Board and the committees of the Board to ensure there is the proper combination of skill, expertise, competence, qualification and experience on the Board and that each committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Nominating and Corporate Governance Committee also annually reviews the criteria that it and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each committee. To that end, the Nominating and Corporate Governance Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Nevertheless, the Nominating and Corporate Governance Committee believes that it has assembled an exemplary group of leaders who possess the skills, qualifications, experience and attributes necessary to guide the Company to continued successes.

        At a minimum, each director should possess the highest ethics and integrity, and demonstrate an unwavering commitment to representing your long-term interests. Each director should also have individual business experience and sound business judgment. The Board is also intended to encompass a range of talents, ages, skills, diversity and expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the business. All of the director nominees have experience in the oversight of companies as a result of their service on the Board and those of other companies and their involvement in the other organizations described below. This diverse and complimentary set of skills, experience and backgrounds creates a highly qualified and independent Board.

        Set forth below you will find certain information for each of the nominees, which the Company believes evidences his qualifications to serve on the Board.

Nominees for Election as Class I Directors for a Term Ending 2015

        R. Stephen Stagner became the Company's Chief Operating Officer in January 2005 as a result of the merger between Mattress Firm and his former Mattress Firm franchise, Elite Management Team, or Elite. From February 2006 until his promotion in February 2010, Mr. Stagner served as the Company's Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer in February 2010 and has served as a Director of the Company since February 2010. From 1996 to 2004, Mr. Stagner was the Chief Executive Officer of Elite. Mr. Stagner has 19 years of experience in the bedding industry, including employment with mattress manufacturers Sealy Corporation and Simmons Bedding Company, and owning and operating the largest franchise in the Mattress Firm network while with Elite. Mr. Stagner has also served in various capacities with the Mattress Firm Foundation, including as its President since January 2011 and director from January 2007 until December 2010. Since October 2009, Mr. Stagner has served as director of Rousche College of Business Advisory Council at Stephen F. Austin State University. Mr. Stagner's experience as the Company's President and Chief Executive Officer, and formerly his experience as Chief Operating Officer, coupled with his in-depth knowledge of the Company's industry, led to the conclusion that he should serve as a director of the Company.

        William E. Watts joined the Company as a Director in January 2007. Mr. Watts is also an Operating Partner of J.W. Childs Associates, L.P., which is one of the Company's affiliates. Prior to joining J.W. Childs in 2001, Mr. Watts was President and Chief Executive Officer of General Nutrition Companies from 1991 until 2001. Prior to being named President and Chief Executive Officer in 1991, Mr. Watts held the positions of President and Chief Operating Officer of General Nutrition, President and Chief Operating Officer of General Nutrition Center, Senior Vice President of Retailing and Vice President of Retail Operations. Mr. Watts currently serves as Chairman of the board of JA Apparel Corp. and is a director of Brookstone, Inc. and Fitness Quest, Inc. and was a director at EmployBridge, Inc. from September 2006 until May 2011. Mr. Watts's experience as a director of various companies, including Mattress Firm, as well as his experience as Chief Executive Officer of a company with a well-known brand, led to the conclusion that he should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE TWO NOMINEES FOR ELECTION TO THE BOARD AS CLASS I DIRECTORS.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company seeks your advisory vote on the compensation of the Company's named executive officers as described in the "Executive Compensation—Compensation Discussion and Analysis" section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement. The Company asks that you support the compensation of its named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but the Company can assure you that whatever the outcome of the vote, the Compensation Committee and your Board will review the results carefully and take the results into account in future compensation decisions.

        As described in greater detail in the "Executive Compensation—Compensation Discussion and Analysis" section, the Company's compensation program for its named executive officers was designed to attract and retain experienced and qualified executive officers, to incentivize them to achieve overall business results and individual performance goals and to support the Company's strategic objectives by aligning the interests of the Company's executive officers with those of the Company's stockholders through the use of operational and financial performance goals and equity-based compensation. The Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the stockholders' long-term interests.

        The Company believes that its programs are currently structured in the best manner possible to sustain its organizational and strategic goals.

        Stockholders are being asked to vote on the following resolution:

          RESOLVED:    That the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the "Executive Compensation—Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2012 Annual Stockholder Meeting proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE "EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS" SECTION, THE TABULAR DISCLOSURE REGARDING SUCH COMPENSATION, AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        The Company would also like to seek your advisory input with regard to the frequency of future stockholder advisory votes on its executive compensation provided for in Proposal 2 above. The applicable rules allow the Company to ask you for your input on providing the Company with your advisory vote on its executive compensation every one, two or three years.

        The Board believes at this time that say-on-pay votes should be held every three years. The executive compensation programs are intended to have a focus that is longer than the current year for which compensation is paid. This is consistent with the Company's long-term business strategy. As a result, the Board believes that the Company's executive compensation programs should be evaluated over a period longer than one year, and that three years is an appropriate period over which to evaluate the effectiveness of those programs. While the Company recognizes that there are many views on the appropriateness of any interval or frequency, it believes that conducting an annual advisory "say-on-pay" vote may unnecessarily focus on short-term performance.

        The Company will carefully review its executive compensation programs during the period between stockholder votes and review these programs against the marketplace to ensure that such programs are properly designed and implemented and delivering the appropriate value to the Company's named executive officers and you, the Company's stockholders. By receiving your feedback triennially, the Company will have the benefit of your views with a longer-term perspective on the effectiveness of its programs, and the Company will then have a more efficient and effective timeframe to respond to stockholders' feedback and to engage with stockholders to understand and respond to the vote results.

        Because this proposal seeks the input of the Company's stockholders and provides the stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although the Board recommends holding a say-on-pay vote once every three years, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board's recommendation.

        Stockholders are being asked to vote on the following resolution:

          RESOLVED:    That the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company at which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company's named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.

THE BOARD RECOMMENDS A VOTE, ON AN ADVISORY BASIS, FOR A FREQUENCY OF "THREE YEARS" FOR FUTURE NON-BINDING ADVISORY VOTES ON COMPENSATION FOR THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012

        The audit committee of the Board (the "Audit Committee") has appointed Grant Thornton LLP to serve as the Company's independent registered public accountants for fiscal year 2012. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee's appointment. The Company expects representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.

THE BOARD RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012.

MATTRESS FIRM HOLDING CORP. BOARD

        In the fiscal year ended January 31, 2012 ("fiscal year 2011"), the Board met five times in the aggregate for both regular and special meetings. Each of the directors attended all of the meetings of the Board and committees on which he was a member. Each director who is up for election at the Company's annual meeting or who has a term that continues after such annual meeting is expected to attend the annual meeting.

        The Company is committed to ensuring that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may communicate with any of the directors by sending a letter to the director, c/o Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023. All such letters will be promptly forwarded to the respective director.

Leadership of the Board

        The Board is responsible for the oversight of the Company's overall strategy and operations. The Board is committed to objective oversight of the Company's management, especially through its independent leadership and committee membership.

        The Company does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company, and ensures that all directions of the Board are carried into effect. The Chairman is charged with presiding over all meetings of the Board and the Company's stockholders, and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company's business and operations.

The Board's Role in Risk Oversight

        The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risk facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material effect on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company's auditors. The Board has delegated certain risk assessment responsibilities to the Audit Committee, its compensation committee (the "Compensation Committee") and its nominating and corporate governance committee (the "Nominating and Corporate Governance Committee"). In particular, the Audit Committee focuses on financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting. The Compensation Committee sets compensation programs for management to ensure that compensation decisions both represent sound fiscal policy as well as enables the Company to attract and motivate qualified personnel. The Nominating and Corporate Governance Committee oversees the annual Board self-evaluation and director nomination process in order to ensure a diverse and well balanced Board, and it reviews and recommends corporate governance principles applicable to the Company's executive officers. These committees meet regularly and report their findings to the Board throughout the year.

Committees of the Board; Director Independence

        The Board has a complex set of duties and responsibilities, both practically and as provided under Delaware law, rules and regulations promulgated by the SEC and NASDAQ, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. However, to govern a modern corporation, there are numerous activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. To do this, Delaware law gives the Board the authority to establish "committees" of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over the Company mandate certain committees, and, other various applicable laws give the Board the latitude to satisfy some of its duties and responsibilities through these committees.

        To this end, the Board has established three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee operates under a charter approved by the Board. Copies of each committee's charter are posted on the Corporate Governance section of the Investor Relations section of the Company's website, http://www.mattressfirm.com. The membership, principal duties and responsibilities of each committee are set forth below.

        In connection with the Company's initial public offering that was completed in November 2011 (the "IPO"), as a result of which the Company's common stock has been listed on NASDAQ, the Company has availed itself of the "controlled company" exception under the NASDAQ Rules. Accordingly, the Company is not currently required to have a majority of independent directors, nor is the Nominating and Corporate Governance Committee or the Compensation Committee required to be composed entirely of independent directors as defined under the NASDAQ Rules. Subsequent to the IPO and the filing of the Company Annual Report on Form 10-K for fiscal year 2011 (as amended on May 30, 2012) (the "2011 Annual Report"), the Board determined that all of the directors, other than Mr. Stagner, qualify as "independent directors" within the meaning of the NASDAQ Rules applicable to directors who do not serve on an audit committee. The "controlled company" exception did not modify the independence requirements for the Audit Committee, and the Company remains in compliance with the applicable requirements of the Sarbanes-Oxley Act and the NASDAQ Rules relating to its Audit Committee, including with respect to the heightened independence standards applicable to audit committee members. These rules require that the Audit Committee be composed of at least three members, one of whom was to be independent upon the listing of the Company's common stock on NASDAQ, a majority of whom were to be independent within 90 days of the IPO and all of whom are to be independent within one year of the IPO. The Board has determined that Messrs. Eitel and Tinsey, who constitute a majority of the Audit Committee, are "independent directors" within the meaning of Section 10A(m)(3) of the Exchange Act of 1934, as amended (the "Exchange Act"), and meet the heightened independence standards applicable to audit committee members under the NASDAQ Rules.

        The membership of the Committees is set forth below:

Name	Audit Committee		Compensation Committee	Nominating and Corporate Governance Committee
Charles R. Eitel	X	(1)(2)
David A. Fiorentino	X		X	X
Adam L. Suttin			X
Frederick C. Tinsey III	Chair	(2)		X
William E. Watts			Chair	Chair

(1)
Mr. Eitel joined the Audit Committee in February 2012.

(2)
The Board has determined that each of Messrs. Tinsey and Eitel is an "audit committee financial expert" as defined in applicable SEC rules and has the requisite financial sophistication under the applicable NASDAQ Rules.

  Audit Committee

        The committee's charter provides that the principal duties and responsibilities of the Audit Committee include:

  •
  appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of the Company's independent registered public accounting firm;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

  •
  engaging independent counsel and other advisers, as necessary;

  •
  reviewing and pre-approving various services provided by accountants retained by the committee;

  •
  serving as an independent and objective party to oversee the Company's internal controls and procedures system;

  •
  providing an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In addition, all audit and non-audit services, other than de minimis non-audit services, provided by the Company's independent registered public accounting firm must be approved in advance by the Audit Committee. In fiscal year 2011, the Audit Committee met twice for regular meetings and twice for special meetings.

        Additional information regarding the Audit Committee and the Company's independent registered public accounting firm is disclosed under the heading "Audit Committee Matters—Independent Registered Public Accounting Firm" and "Audit Committee Matters—Audit Committee Report" elsewhere in this proxy statement.

  Compensation Committee

        The committee's charter provides that the principal duties and responsibilities of the Compensation Committee include:

  •
  reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

  •
  reviewing and approving executive officer compensation;

  •
  reviewing and approving the chief executive officer's compensation based upon the compensation committee's evaluation of the chief executive officer's performance;

  •
  making recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administering the Company's existing incentive compensation and equity-based plans;

  •
  making recommendations to the Board regarding compensation of the board members and its committee members;

  •
  reviewing and discussing with management the compensation discussion and analysis to be included in the Company's filings with the SEC and preparing an annual compensation committee report for inclusion in the Company's annual proxy statement;

  •
  reviewing and approving generally any significant non-executive compensation and benefits plans;

  •
  reviewing the Company's significant policies, practices and procedures concerning human resource-related matters; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In fiscal year 2011, the Compensation Committee met one time for a regular meeting.

  Nominating and Corporate Governance Committee

        The committee's charter provides that the principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

  •
  recruiting and retention of qualified persons to serve on the Board;

  •
  proposing such individuals to the Board for nomination for election as directors;

  •
  evaluating the performance, size and composition of the Board;

  •
  compliance activities; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In fiscal year 2011, the Nominating and Corporate Governance Committee met twice for regular meetings and twice for special meetings.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the entire Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Board believes that directors should bring to the Company a variety of perspectives and skills that are derived from high quality business and professional experience and that are aligned with the Company's strategic objectives. Although the Company does not have a formal policy considering diversity in indentifying nominees for director, the Board and the Nominating and Corporate Governance Committee generally consider an array of factors, including all aspects of diversity. Other factors considered by the Board and the Nominating and Corporate Governance Committee include, without limitation, an individual's personal and professional ethics, integrity, business sense, interest in the Company and commitment to representing the long-term interests of the Company's stockholders. The Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential directors. The composition of the Board should at all times adhere to the standards of independence promulgated by applicable NASDAQ and SEC rules. The Company also requires that directors be able to attend all board and applicable committee meetings. In this respect, directors are expected to advise the Nominating and Corporate Governance Committee in advance of accepting any other public company directorship.

        The Nominating and Corporate Governance Committee identifies nominees for election to the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and Board may be consulted for suggestions as to individuals meeting the criteria above. Research may also be performed to identify qualified individuals.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        The Company has adopted a written code of business conduct and ethics that applies to the Company's directors, officers, employees and certain other persons, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The current version of the code is posted on the Corporate Governance section of the Investor Relations section of the Company's website, http://www.mattressfirm.com. The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Certain Relationships and Related Transactions

        The Board has adopted written policies and procedures for the review, approval or ratification of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

        If a Related Person proposes to enter into such a transaction, arrangement or relationship (a "Related Person Transaction"), the Related Person must report the proposed transaction to the Company's Compliance Officer. If the Compliance Officer determines that the proposed transaction is a Related Person Transaction, it shall be submitted to the Audit Committee for consideration. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed Related Person Transactions that arise between Audit Committee meetings.

        In the event the Company becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under this policy, such ongoing or pending transactions will be submitted to the Audit Committee or the chair of the Audit Committee promptly. Based on the conclusions reached, the Audit Committee or the chair will evaluate all options, including ratification, amendment or termination. If the transaction is completed, the Audit Committee or the chair will determine if rescission of the transaction and/or any disciplinary action is appropriate, and will ask the Compliance Officer to evaluate the Company's controls and procedures to determine the reason the transaction was not submitted for prior approval.

        A Related Person Transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the Related Person's interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

  •
  the benefits to the Company;

  •
  the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        The Audit Committee may approve or ratify a Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company's best interests. The Audit Committee may impose any conditions on the Related Person Transaction that it deems appropriate.

  Management Agreement with J.W. Childs Associates, L.P.

        J.W. Childs Associates, L.P. ("J.W. Childs") provided financial and strategic corporate planning services and other management consulting services to the Company pursuant to the terms of a management agreement dated January 18, 2007, as amended on March 20, 2009 (the "Management Agreement"). The Management Agreement was terminated upon the completion of the IPO. Under the Management Agreement, the Company paid an annual management fee of $360,000, payable to J.W. Childs in equal monthly cash installments. The Company incurred $418,232, $494,438 and $306,976 in paid or accrued reimbursement expenses and management fees and interest thereon in fiscal years 2009, 2010 and 2011, respectively. The Company also reimbursed J.W. Childs and its controlled investment funds on demand for all expenses arising out of the services provided under the Management Agreement, the Company's debt restructuring in March 2009, and J.W. Childs' equity investments in the Company.

        The Company paid a $360,000 termination fee in November 2011 to terminate the Management Agreement upon the completion of the IPO, as a result of which the agreement terminated.

  Registration Rights Agreement

        In connection with the IPO, certain indirect holders of the Company's equity immediately prior to the IPO become party to a registration rights agreement with the Company. Pursuant to the agreement, J.W. Childs, which indirectly owns an aggregate of 20,232,910 shares of the Company's common stock as of June 30, 2012 (after giving effect to the assumed dissolution of Mattress Holdings, LLC based on an equity value of $38.21 per share of the Company's common stock), has a right to require the Company to register its shares under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the holders of the remaining shares of the Company's outstanding common stock immediately prior to the IPO who become party to the registration rights agreement are entitled to include their shares of common stock in any such registrations, subject to the ability of the underwriters to limit the number of shares included under certain circumstances. The Company is obligated to pay all fees, costs and expenses of any such registration, other than underwriting discounts and commissions.

  PIK Notes

        On January 28, 2008, February 27, 2008, May 20, 2009 and June 22, 2009, the Company entered into agreements pursuant to which the Company issued 12% payment-in-kind notes in aggregate principal amounts of $7,000,000, $1,901,082, $17,100,875 and $2,219,313, respectively (the "PIK Notes"), to certain investors. Certain members of management and investment funds associated with J.W. Childs or Neuberger Berman Group, LLC were parties to one or more of these agreements. Each such group of affiliated funds held in excess of 10% or more of the outstanding units of Mattress Holdings, LLC, the Company's direct parent. In connection with the IPO, the outstanding balance of principal and accrued interest of $57.3 million under the PIK Notes were either (1) repaid through the use of proceeds from the IPO or (2) converted into shares of the Company's common stock at a conversion rate equal to the IPO price of the Company's common stock of $19.00 per share. As a result, investment funds associated with J.W. Childs and Neuberger Berman Group, LLC received 2,354,978 and 391,147 shares of the Company's common stock, respectively, Mr. James R. Black, the Company's Executive Vice President, Chief Financial Officer and Secretary, Mr. Kenneth E. Murphy III, the Company's Executive Vice President, Sales and Operations, and Ms. Karrie Forbes, the Company's Executive Vice President, Marketing and Merchandising, received 20,236, 862, and 4,074 shares of the Company's common stock, respectively, Mr. Stagner received $1,460,270 in repayment, and Ms. Forbes and her husband, Mr. Matthew Forbes, collectively received $15,917 in repayment.

  Convertible Notes

        On July 19, 2011, the Company issued 12% convertible notes due July 18, 2016 in an aggregate principal amount of $40.2 million (the "Convertible Notes"), of which $35.4 million and $4.8 million in aggregate principal amount were issued to funds associated with J.W. Childs and Neuberger Berman Group, LLC, respectively, and $0.1 million in aggregate principal amount was issued to Mr. and Ms. Forbes. The proceeds from the issuance of the Convertible Notes were used to repay a portion of the principal, plus accrued interest, of loans extended under the loan facility between Mattress Intermediate Holdings, Inc., the Company's direct subsidiary, and a group of lenders maturing in January 2015 and for general corporate purposes. The Convertible Notes automatically converted into shares of the Company's common stock in connection with IPO at a conversion rate equal to the IPO price of the Company's common stock of $19.00 per share. As a result, investment funds associated with J.W. Childs and Neuberger Berman Group, LLC received 1,939,942 and 263,269 shares of the Company's common stock, respectively, and Mr. and Ms. Forbes collectively received 2,742 shares of the Company's common stock.

  Other Relationships with J.W. Childs

        Investment funds associated with J.W. Childs indirectly own 59.92% of the Company's outstanding common stock (after giving effect to the assumed dissolution of Mattress Holdings, LLC based on an equity value of $38.21 per share of the Company's common stock). For as long as J.W. Childs continues to directly or indirectly own shares of common stock representing more than 50% of the voting power of the Company's common stock, J.W. Childs will be able to direct the election of all of the members of the Board and could exercise a controlling influence over the Company's business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, these entities will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent a change in the Company's control and could take other actions that might be favorable to them.

        J.W. Childs and its affiliates are not subject to any contractual obligations to retain their controlling interest. There can be no assurance as to the period of time during which J.W. Childs will maintain its ownership of the Company's common stock.

Procedures for Stockholders to Recommend Director Nominees

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with the Company's Amended and Restated Bylaws. In order to recommend a candidate, a stockholder must notify the Company's Secretary in writing at Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023.

        For a stockholder's recommendation to be considered for the 2013 Annual Meeting of Stockholders, a stockholder's notice must be delivered by a date not less than 90 nor more than 120 days prior to September 5, 2013. Any notice to the Secretary must include the following:

  •
  as to each candidate that the stockholder proposes for election or reelection as a director:

  •
  all information relating to such candidate that would be required to be disclosed in solicitations of proxies for the election of such candidate as a director pursuant to Regulation 14A under the Exchange Act;

    •
    such candidate's written consent to serve as a director if elected; and

    •
    a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate, and his or her respective affiliates or associates, on the other hand.

  •
  as to the stockholder:

  •
  the name and address of the stockholder and any other stockholder or affiliate on whose behalf the nomination is made;

  •
  the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder and any other stockholder or affiliate on whose behalf the nomination is made;

  •
  a description of any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Company or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (each, a "Derivative Instrument") directly or indirectly owned beneficially or of record by such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder, or any other stockholder or affiliate on whose behalf the nomination is made;

  •
  any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, has a right to vote any securities of the Company;

  •
  any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, is a general partner or beneficially owns an interest in a general partner,

  •
  any performance-related fees (other than an asset-based fee) that such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, is entitled to based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments;

  •
  any other information relating to such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act;

  •
  a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

  •
  whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company's voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees.

        In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Company, within 10 days of receipt of the form of questionnaire from the Company.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during fiscal year 2011 were as set forth above under "Mattress Firm Holding Corp. Board—Committees of the Board." During fiscal year 2011, there were no compensation committee interlocks between the Company and any other entity involving the Company's or such entity's executive officers or board members.

Directors Continuing in Office

  Class II Directors—Term Ending 2013

        Charles R. Eitel joined the Company as a Director in January 2012 and is currently a member of the Company's Audit Committee. He co-founded Eitel & Armstrong in December 2009, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Mr. Eitel is also a partner at E&A Advisors, which provides financial advice to middle market companies on capital formation, acquisitions, divestures, restructurings and private placements. Prior to forming Eitel & Armstrong, Mr. Eitel served as Vice Chairman of the Board of Simmons Bedding Company, a manufacturer of mattresses, from October 2008 to December 2009. Mr. Eitel served as Chairman and Chief Executive Officer of Simmons Bedding Company from January 2000 until his appointment to Vice Chairman in 2008. Mr. Eitel currently serves on the board of directors of Duke Realty Corporation, American Fidelity Assurance Corporation and Criterion Brock, owned by Wedbush Capital Partners. Mr. Eitel also serves on the Advisory Board of Advanced Sleep Concepts, a bedding manufacturer. Mr. Eitel's extensive experience in the Company's industry as well as his experience as a director of various companies led to the conclusion that he should serve as a director of the Company.

        David A. Fiorentino joined the Company as a Director in August 2007 and is currently a member of the Audit Committee. Mr. Fiorentino is also a Partner at J.W. Childs, which is one of the Company's affiliates. Prior to arriving at J.W. Childs in July 2000, Mr. Fiorentino worked in the investment banking division of Morgan Stanley. He is currently a Director of CHG Healthcare Services, Inc., WS Packaging Group, Inc., Fitness Quest, Inc. and JA Apparel Corp. Mr. Fiorentino's financial industry background as well as his experience as a Partner at J.W. Childs and as a director of various companies, including Mattress Firm, led to the conclusion that Mr. Fiorentino should serve as a director of the Company.

        Frederick C. Tinsey III joined the Company as a Director in August 2007, currently serving as chairman of the Audit Committee, and is a certified public accountant with a degree in Accounting and Finance. Mr. Tinsey is the owner of Tinsey Financial Consulting, at which he has served since 2003, and he has served on the board and audit committees of various privately held companies, including Murray's Discount Auto Stores, Fitness Quest, Inc., WS Packaging Group, Inc. and IDQ Holdings. Mr. Tinsey was at PricewaterhouseCoopers LLP from 1973 until 1993 and served as the co-head of its national retail practice from 1991 to 1993, engaging with various private and public retail clients. From 1994 through 2003, Mr. Tinsey served as the President and Chief Financial Officer of Murray's Discount Auto Stores. His experience as a certified public accountant, coupled with his experience as an officer or director of various companies, including Mattress Firm, led to the conclusion that he should serve as a director of the Company.

  Class III Directors—Term Ending 2014

        John W. Childs joined the Company as a Director in August 2007. Mr. Childs has been Chairman and Chief Executive Officer of J.W. Childs, one of the Company's affiliates, since 1995. From 1991 to 1995, Mr. Childs was Senior Managing Director of the Thomas H. Lee Partners and from 1987 to 1990 was a Managing Director of Thomas H. Lee Partners. Prior to 1987, Mr. Childs was associated with the

Prudential Insurance Company of America for 17 years where he held various executive positions in the investment area, ultimately serving as Senior Managing Director in charge of the Capital Markets Group at which time he was responsible for Prudential's approximately $77 billion fixed income portfolio, including all the Capital Markets Group's investments in leveraged acquisitions. He is currently Chairman of the Board of CHG Healthcare Services, Inc. and a Director of Sunny Delight Beverages Co., Esselte Ltd. and Simcon, Inc. and was a Director at Advantage Sales and Marketing, Inc. from 2006 until 2010. Mr. Childs's experience serving as a director of various companies, including his experience with Mattress Firm, and his expertise in private equity led to the conclusion that he should serve as a director of the Company.

        Adam L. Suttin joined the Company as a Director in August 2007 and was a member of the Audit Committee until his resignation from the committee in February 2012. Mr. Suttin is also a Partner of one of the Company's affiliates, J.W. Childs, which he co-founded in July 1995. Previously, Mr. Suttin was an Associate at Thomas H. Lee Partners, where he was employed from 1989 until 1995. Mr. Suttin is currently a Director of Brookstone, Inc., The Nutrasweet Company, Sunny Delight Beverages Co., JA Apparel Corp. and Esselte Ltd., and was a Director at Advantage Sales and Marketing, Inc. from March 2006 until December 2010. Mr. Suttin's experience as a co-founder of J.W. Childs, coupled with his experience as a director of various companies, including Mattress Firm, led to the conclusion that Mr. Suttin should serve as a director of the Company.

        Below you will find a tabular summary of the entire Board, their ages as of July 15, 2012, the year they were each elected and the year in which their term ends.

Name	Position(s) with the Company	Age	Company Director Since	Term Ending
Class I
R. Stephen Stagner	President, Chief Executive Officer and Director	43	2010	2015	(1)
William E. Watts	Director, Chairman of the Board	59	2007	2015	(1)
Class II
Charles R. Eitel	Director	62	2012	2013
David A. Fiorentino	Director	36	2007	2013
Frederick C. Tinsey III	Director	60	2007	2013
Class III
John W. Childs	Director	70	2007	2014
Adam L. Suttin	Director	44	2007	2014

(1)
If elected at the Annual Meeting.

EXECUTIVE COMPENSATION

Executive Officers of the Company

        The following table sets forth the names of the executive officers of the Company, their positions and ages as of July 15, 2012:

Name	Age	Position
R. Stephen Stagner	43	President, Chief Executive Officer and Director
Stephen G. Fendrich	51	Chief Strategy Officer
James R. Black	53	Executive Vice President, Chief Financial Officer and Secretary
Kenneth E. Murphy III	36	Executive Vice President, Sales and Operations
Bruce Levy	54	Vice President, Real Estate and Construction
Karrie Forbes	36	Executive Vice President, Marketing and Merchandising
George W. McGill	53	Vice President, Field Operations

        Stephen G. Fendrich became the Company's Chief Strategy Officer upon his return to Mattress Firm in September 2010. He co-founded Mattress Firm in 1986 with two other partners. He was involved with all aspects of the business but was directly responsible for the financial, real estate, information technology and franchise areas of Mattress Firm until 2002. From 2002 to 2010 he held several management positions within the bedding industry, including President and Chief Executive Officer of The Sleep Country, Inc. and Executive Vice President of Sales and President and Chief Operating Officer of Simmons Bedding Company. While with Simmons, the company filed for Chapter 11 bankruptcy and, during 2009, Mr. Fendrich led Simmons through its balance sheet restructuring that culminated with its sale in January 2010.

        James R. Black became the Company's Executive Vice President and Chief Financial Officer in September 2000, and currently serves as its Executive Vice President, Chief Financial Officer and Secretary. Prior to joining Mattress Firm, Mr. Black spent 20 years with public accounting firms, the majority with the international firms of Ernst & Young, LLP and PricewaterhouseCoopers, LLP. He is a certified public accountant and member of the American Institute of Certified Public Accountants.

        Kenneth E. Murphy III became the Company's Executive Vice President, Sales and Operations, effective January 15, 2012 after holding various positions within Mattress Firm since 2005, including National Vice President of Sales, Director of Training and Recruiting, Vice President of Field and Talent Management and Regional Vice President of Sales. From 2003 to 2005, Mr. Murphy was as an account manager at Sealy. Mr. Murphy is also currently serving on the board of the David F. Miller Center for Retailing Education and Research at the University of Florida and the Stephen F. Austin University General Business Advisory Board.

        Bruce Levy became the Company's Vice President, Real Estate and Construction in January 2009 to focus on continuing the Company's nationwide expansion. From 2005 until the time he joined Mattress Firm, Mr. Levy was a Limited Partner at Interface Properties, Inc., having been involved with locating land and developing multi-tenant retail buildings. Mr. Levy has over 25 years of experience as a senior officer of several Fortune 500 companies in the real estate and construction sector, including the Office Depot, Inc., Blockbuster L.L.C., Gateway, Inc., Tweeter Home Entertainment Group, Inc. and PETCO Animal Supplies, Inc. Mr. Levy's experience includes opening retail stores throughout the United States, Europe and Asia.

        Karrie Forbes became the Company's Executive Vice President, Marketing and Merchandising effective January 15, 2012. Prior to this new appointment, she served as the Company's Vice President of Marketing for four years. Ms. Forbes is responsible for the strategic direction of the marketing, advertising and communication. Ms. Forbes joined a Mattress Firm franchise in 1997 and held positions of increasing responsibility in sales, customer service, recruiting, training and advertising through 2005, when she joined Mattress Firm as Director of Merchandising. Ms. Forbes also serves on the advisory board with the Better Sleep Council and Clear Channel Radio Houston. Ms. Forbes is married to Matthew Forbes, the Company's Director of Sales and Field Operations.

        George W. McGill was promoted to Vice President, Field Operations in July 2009 from his previous position as the Company's Vice President of Operations, which he held from January 2007, until his promotion. Prior to joining Mattress Firm in 2007, he was Vice President of Operations for Ultimate Acquisition Partners, LP (f/k/a Ultimate Electronics) from 2002 to 2006. Mr. McGill worked for 12 years at Circuit City Stores, Inc. in supply chain management.

        Mr. Stagner's background is described above under "Proposal 1: Election of Directors."

        There are no family relationships between any director or executive officer of the Company.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the "—Compensation Discussion and Analysis" set forth below with management. Based on these reviews and discussions, we recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee
William E. Watts (Chair)
David A. Fiorentino
Adam L. Suttin

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "Summary Compensation Table" and the most important factors relevant to an analysis of these policies and decisions. Our "named executive officers" for fiscal year 2011 were:

  •
  R. Stephen Stagner, President and Chief Executive Officer ("CEO");

  •
  James R. Black, Executive Vice President, Chief Financial Officer ("CFO") and Secretary;

  •
  Stephen G. Fendrich, Chief Strategy Officer ("CSO");

  •
  Kenneth E. Murphy III, Executive Vice President, Sales and Operations; and

  •
  Karrie Forbes, Executive Vice President, Marketing and Merchandising.

Overview of Fiscal Year 2011 Performance and Compensation

        We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed to attract and retain experienced and qualified executive officers and to incentivize them to achieve overall business results and individual performance goals. Our executive compensation programs also support our strategic objectives by aligning the interests of our executive officers with those of our stockholders through the use of operational and financial performance goals and equity-based compensation.

        Our compensation policies and compensation-related decisions center on the following objectives:

  •
  attracting and retaining talented and experienced executive officers;

  •
  motivating and rewarding executive officers whose knowledge, skills and performance are critical to our success;

  •
  aligning the interests of our executive officers and stockholders by incentivizing executive officers to increase stockholder value and rewarding executive officers when stockholder value increases and performance goals are met;

  •
  providing a competitive compensation package in which total compensation is largely performance-based;

  •
  ensuring fairness among the executive management team by recognizing the contributions each executive officer makes to our success; and

  •
  fostering a shared commitment among our executive officers by coordinating Company and individual goals.

        Each of the key elements of our executive compensation programs is discussed in more detail below. Our executive compensation programs are designed to complement and to collectively serve the compensation objectives described above. We have not adopted formal policies for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation; we have, however, created base salary, annual bonus and equity award guidelines to enable us to set compensation amounts and opportunities in a manner internally consistent across job positions for all employees, including our named executive officers. An executive officer's annual base salary and annual cash incentive amounts do not fluctuate as a result of increasing gains from equity awards. However, the Compensation Committee will consider such gains in awarding additional equity compensation. The Company views the compensation elements as different means of encouraging and promoting performance that are meant to function together.

Highlights of Fiscal Year 2011 Performance

        During fiscal year 2011, we achieved strong financial performance, and we believe our named executive officers were instrumental in helping us achieve these results. Highlights of our fiscal year 2011 performance include the following:

  •
  Net income increased $34.1 million to $34.4 million for fiscal year 2011 compared with $0.3 million for fiscal year 2010.

  •
  Adjusted EBITDA increased $30.4 million to $87.5 million for fiscal year 2011 compared with $57.1 million for fiscal year 2010. Adjusted EBITDA as a percentage of sales increased to 12.4% during fiscal year 2011 compared with 11.6% for fiscal year 2010. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation and amortization and other adjustments (such as goodwill impairment charges, loss on store closings and acquisition expenses). Adjusted EBITDA is not a performance measure under accounting principles generally accepted in the United States. See "Item 6. Selected Financial Data" of the 2011 Annual Report for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.

  •
  Net sales increased $209.8 million, or 42.5%, to $703.9 million for fiscal year 2011, compared to $494.1 million for fiscal year 2010. Comparable-store sales increased 20.5% during fiscal year 2011.

  •
  We opened 106 new stores and acquired 55 stores. New and acquired stores, net of stores closed, added $110.8 million in net sales during fiscal year 2011.

  •
  We ended fiscal year 2011 with no outstanding borrowings and total borrowing capacity of $24.0 million on the revolving credit line portion of our 2007 Senior Credit Facility.

  •
  In November 2011, we successfully completed our IPO and our common stock became listed on the NASDAQ Global Select Market under the symbol "MFRM." The stock's closing price on

    January 31, 2012 (the last day of fiscal year 2011) was $33.03, up from the IPO price of $19.00 per share.

Compensation Framework: Policies and Processes

  Roles of the Compensation Committee and Executive Officers in Setting Compensation

        During fiscal year 2011, the Board established the Compensation Committee. Following our IPO, our Compensation Committee generally has been responsible for developing and administering our executive compensation programs and determining the nature and amount of compensation paid to our named executive officers, and, for all of our employees other than our named executive officers, administering our equity compensation plans and awards. The Board approves all equity grants for named executive officers. The Compensation Committee has adopted a written charter under which it operates. This charter is available on our website, http://www.mattressfirm.com.

        Prior to the IPO, we had a Company-level compensation committee, which was comprised of three voting members (our CEO, CFO and CSO) and four non-voting members (all of whom were members of either our human resources or finance departments). The Company-level compensation committee had been responsible for recommending and determining base salary amounts and increases for our executive officers (other than themselves), and for recommending the annual bonus goals under our annual incentive program to the board of managers of our then-sole shareholder, Mattress Holdings, LLC (the "Board of Managers"), for its approval. Prior to the IPO, the Board of Managers was responsible for determining the elements that comprise our executive compensation programs in general, as well as approving the performance objectives associated with our annual bonus programs and approving the equity grants made to employees, both as described below.

        The compensation for our CEO, CFO and CSO is governed by their respective employment agreements, which are described below. These agreements were amended and restated in September 2011 and approved by our Board. Prior to the IPO, the Board of Managers provided oversight of the Company's compensation practices with respect to these three named executive officers. Our Company-level compensation committee, which is described above, did not make any compensation determinations for these three individuals.

  Use of Comparative Market Data

        As part of our preparation in 2011 to become a public company, our Board engaged Pearl Meyer & Partners, or "Pearl Meyer," an independent compensation consulting firm, to advise on certain aspects of compensation for our executives, including assisting us in determining the size and terms of the grants of equity awards to be made under our newly-established equity plan in connection with the IPO. Grants made to our named executive officers at the time of the IPO reflected the recommendations that Pearl Meyer provided to the Board related to such awards. In addition, Pearl Meyer developed, and our Board approved, a peer group of companies against which to assess the following key components of our named executive officers' compensation following the IPO: base salary, annual cash bonus and long-term incentives. Since our IPO, our Compensation Committee has not benchmarked total executive compensation or individual compensation elements against this or any other peer group.

        As a public company, we expect to use market data, and may decide to continue to use the services of a compensation consultant, to provide input in establishing the level and types of certain elements of our executive compensation program. While we anticipate that we will take a more systematic approach to reviewing competitive data on executive compensation levels and practices, we expect to continue to apply the compensation philosophies and strategies that we believe are appropriate for our business, and that focus more on long-term and performance-based incentive compensation than on fixed compensation.

        Prior to the IPO, certain members of our human resources department conducted, on an annual basis, an analysis of our executive compensation programs relative to those of other comparable companies to gain a general understanding of whether our executive compensation programs were competitive. During fiscal year 2011, prior to the IPO, Triad Consultants, Inc., an independent consultant, performed a compensation review under which it used a number of sources to provide us with relevant market data. While we had historically reviewed the data provided by our human resources department and Triad Consultants, Inc., and from time to time adjusted our compensation practices in light of such data, prior to the IPO we did not formally benchmark our executive compensation levels against the gathered survey data or against any specific group of companies.

Elements of Named Executive Officer Compensation

        The following is a discussion of the primary elements of compensation for each of our named executive officers for fiscal year 2011. Compensation for our named executive officers consisted of the following elements for fiscal year 2011:

  •
  Base Salary.  A fixed cash payment intended to attract and retain talented individuals, recognize career experience and individual performance and provide competitive compensation.

  •
  Bonus and Short-Term Incentive Arrangements.  An annual cash incentive based on Company performance intended to promote and reward achievement of the Company's annual financial and strategic objectives.

  •
  Long-Term Stock-Based Incentive Arrangements.  Historically, grants of time-based and performance-based units of our then-sole shareholder, Mattress Holdings, LLC and, in connection with the IPO, grants of time-based and performance-based stock options under our equity plan, both of which are intended to align the executive officer's interests with those of our stockholders by tying value to long-term Company performance.

  •
  Retirement and Welfare Benefits.  Retirement benefits (including a 401(k) plan and non-qualified deferred compensation plan) intended to provide tax-efficient retirement savings and health and welfare benefits (including medical, dental, vision, life and AD&D insurance and short-term and long-term disability insurance) intended to provide comprehensive benefits.

  •
  Executive Perquisites.  Additional benefits offered to certain of our named executive officers to provide competitive supplemental benefits, such as Company payment of the premiums associated with health and welfare benefits (including medical, dental and vision coverage), and separate Company-paid life and disability insurance policies for Messrs. Stagner, Black and Fendrich.

  Base Salary

        We believe that a competitive base salary is required in order to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. The base salaries of Messrs. Stagner, Black and Fendrich are set forth in their respective employment agreements, which were amended and restated effective September 14, 2011 and approved by our Board. The employment agreements also provide, in very limited circumstances, for an automatic annual cost of living adjustment to base salaries.

        At the beginning of fiscal year 2011, Mr. Stagner's base salary was increased from $400,000 to $406,100 due to a cost of living adjustment. Mr. Stagner's employment agreement was amended and restated, effective September 14, 2011, to provide for an increase in his annual base salary to $500,000, effective upon the consummation of the IPO. In addition, at the beginning of fiscal year 2011, due to a cost of living adjustment, Mr. Black's base salary was increased from $285,500 to $289,900. Mr. Fendrich's base salary, which was set at $325,000 in accordance with the terms of his employment agreement, effective September 24, 2010, remained the same at the beginning of fiscal year 2011. Messrs. Black's and Fendrich's employment agreements were amended and restated, effective September 14, 2011, to each provide for an increase in such executive officers' annual base salary to $350,000, effective upon the consummation of the IPO. When determining the IPO-based increase to the base salaries of these named executive officers, our Board took into account the Company's performance during fiscal year 2011 and expansion over the prior two fiscal years, as well as the increased roles and responsibilities the executive officers would have as executive officers of a publicly traded company.

        Prior to the IPO, recommendations for the base salaries of Mr. Murphy and Ms. Forbes were made by our human resources department, in accordance with our salary administration policy. Our salary administration policy is an internal tool that establishes a salary range for each job position covered by the policy. We generally do not deviate from these guidelines when setting base compensation or increasing base salary, although from time to time we have done so in circumstances warranting special considerations. Our human resources department, when recommending an executive officer's initial base salary, reviews the salary guidelines, the individual's role, expected responsibilities, skills, experience and prior compensation levels and general market data. When recommending subsequent increases to base salary, our human resources department reviews the salary guidelines, the executive officer's contributions to the Company, individual performance and general market trends.

        Each year prior to the IPO, our human resources department presented, for review and approval by our CEO, CFO and CSO, initial salary recommendations and recommendations for base salary increases for all other employees, including Mr. Murphy and Ms. Forbes. Our CEO, CFO and CSO then recommended to the chairman of the Board of Managers an aggregate amount for base salary increases for all employees. The chairman of the Board of Managers approved the aggregate amount, but not any individual base salary increases. Our CEO, CFO and CSO then reviewed and approved the individual base salary increases for our other executive officers.

        At the beginning of fiscal year 2011, Ms. Forbes' base salary was increased from $200,000 to $206,500 based on the factors described above. Mr. Murphy's base salary was not increased at the beginning of fiscal year 2011 because he had received a base salary increase in connection with his promotion to National Vice President of Sales in September 2010. Following the IPO, in connection with their promotions to Executive Vice President, Sales and Operations and Executive Vice President, Marketing and Merchandising, respectively, Mr. Murphy and Ms. Forbes entered into amended and restated offer letters, effective January 15, 2012, to provide for an increase in each such executive officer's annual base salary to $230,000. Our Board reviewed the base salaries increases for these named executive officers proposed by the CEO, CFO and CSO, after consultation with our human resources department, and approved such increases based on both the changes in and enhancement of the roles and responsibilities of these executive officers following the IPO.

  Bonus and Short-Term Incentive Arrangements

        In addition to receiving base salaries, our named executive officers are eligible to earn annual cash bonuses under our Executive Annual Incentive Plan based upon the attainment of specific performance objectives. During fiscal year 2011, our named executive officers were each eligible for a bonus based solely on achievement of the Company's Adjusted EBITDA goals as the only performance objective.

        The cash bonuses (as a percentage of base salary) payable to each named executive officer if the relevant performance goals associated with his or her bonus were achieved for fiscal year 2011 were as follows:

	Target Cash Bonus as a % of Base Salary(1)
Name	Target	Maximum
R. Stephen Stagner	50%	100%
Stephen G. Fendrich	50%	100%
James R. Black	50%	100%
Kenneth E. Murphy III	35%	70%
Karrie Forbes(2)	25%	50%

(1)
Each of Messrs. Stagner, Fendrich and Black's target and maximum percentages are established by the terms of his respective employment agreement, and each of Mr. Murphy's and Ms. Forbes' target percentage is established by the terms of his or her respective letter agreement, in each case as described below.

(2)
Under Ms. Forbes' amended and restated offer letter, effective January 15, 2012, her target percentage was increased from 25% to 35% of base salary. The target percentage increase was effective beginning in the fiscal year ending January 29, 2013 ("fiscal year 2012").

        The Board of Managers was responsible for establishing bonus targets and opportunities granted prior to the IPO. For fiscal years beginning with fiscal year 2012, our Compensation Committee will determine the performance criteria applicable to our annual bonuses. The Board of Managers, after consultation with the CEO, CFO and CSO, set the fiscal year 2011 Adjusted EBITDA target at a level it believed was both challenging and achievable. By establishing a target that was challenging, the Board of Managers believed that the performance of our employees, and therefore our performance, would be maximized. By setting a target that was also achievable, the Board of Managers believed that employees would remain motivated to perform at the high level required to achieve the target. Adjusted EBITDA goals for fiscal year 2011 and their commensurate payouts are detailed in the chart below. Bonus payouts are interpolated when performance falls between the discrete points shown. The Board of Managers had the authority to adjust the final bonus payouts in their discretion, but did not exercise such authority during fiscal year 2011.

	Below Threshold	Threshold	Target	Maximum	FY2011 Actual
Adjusted EBITDA	<$66.5 million	$66.5 million (92% of target; +16% vs. fiscal year 2010)	$72.6 million (+27% vs. fiscal year 2010)	>$78.5 million (108% of target; +37% vs. fiscal year 2010)	$87.5 million (121% of target; +53% vs. fiscal year 2010)
Bonus Payout as a % of Target Cash Bonus	No bonus	0%	100% of target	200% of target	200% of target

        At the conclusion of the fiscal year, Adjusted EBITDA results were calculated by our finance department and were presented to our Compensation Committee for review and approval. Actual Adjusted EBITDA for fiscal year 2011 was $87.5 million, which is in excess of the maximum Adjusted EBITDA level of $78.5 million. This resulted in a payout to Messrs. Stagner, Black, Fendrich and Murphy and Ms. Forbes of 200% of their target cash bonus.

        In addition to the bonuses described above, the employment agreements for Messrs. Stagner, Black and Fendrich establish a supplemental bonus pool, whereby such executive officers are eligible to share with other members of the senior management of the Company in an incremental bonus pool of 10% of the actual amount of annual Adjusted EBITDA in excess of the annual Adjusted EBITDA maximum level target for each fiscal year that the executive officer is employed by us. For fiscal year 2011, the actual amount of annual Adjusted EBITDA of $87.5 million exceeded the fiscal year 2011 maximum level Adjusted EBITDA target of $78.5 million by a total of $8.99 million, which resulted in an incremental bonus pool of $899,000 for fiscal year 2011. After the size of the pool was determined, Messrs. Stagner, Black and Fendrich recommended to our Compensation Committee the employees eligible to share in the incremental bonus pool and, for all such employees (other than themselves), the allocation of such bonus amounts. Our Compensation Committee reviewed the bonus recommendations for employees proposed by Messrs. Stagner, Black and Fendrich and approved such bonuses, as well as the bonuses to Messrs. Stagner, Black and Fendrich, based on these employees' contributions to the Company throughout and following the IPO process. For fiscal year 2011, all of our named executive officers were eligible to share in this incremental bonus pool. Messrs. Stagner, Black and Fendrich received additional bonuses equivalent to 22.2%, 19.5% and 12.2% of the incremental bonus pool, respectively, and Mr. Murphy and Ms. Forbes each received additional bonuses of 6.1% of the incremental bonus pool.

        The actual bonuses paid to our named executive officers with respect to fiscal year 2011 are set forth in the "Summary Compensation Table" below.

  Long-Term Stock-Based Incentive Arrangements

        In connection with the IPO, the Company established the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan, or the "Omnibus Plan," for grants of all equity-based awards in connection with or after the IPO. The primary goals of the Omnibus Plan are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of both service-based and performance-based vesting requirements.

        In connection with the IPO, our Compensation Committee recommended and our Board approved the Company employees to whom stock options would be granted and the amount and terms and conditions of such grants, in each case based on the contributions of these employees to the Company throughout the IPO process and the level of equity previously granted to these employees by the Board of Managers prior to the IPO. In connection with the IPO, our Board granted the following awards of stock options under the Omnibus Plan to our named executive officers: Mr. Stagner received a stock option to acquire 173,940 shares of common stock; Messrs. Black and Fendrich each received a stock option to acquire 86,970 shares of common stock; and Mr. Murphy and Ms. Forbes each received a stock option to acquire 50,596 shares of common stock. One-half of each stock option grant to our named executive officers is subject to a five-year pro-rata time-based vesting schedule, while the remaining one-half of the stock option is subject to a four-year performance-based vesting schedule, with such performance vesting based on specified stock price increase targets. Our Compensation Committee determined to grant time-based awards to encourage employee retention and performance-based awards to reward the achievement of specified performance goals related to our stock price and thereby provide value to our executive officers only when our shareholders also benefited.

        Prior to the IPO, Mattress Holdings, LLC, the sole stockholder of the Company, established a class of equity ownership units, or "Class B Units," that were issued to employees of the Company providing services to or for the benefit of Mattress Holdings, LLC at the discretion of the Board of Managers. The Class B Units are administered by the Board of Managers.

        Each holder of vested Class B Units is entitled to its pro rata share of future distributions to the equity owners of Mattress Holdings, LLC after certain other equity holders have received aggregate preferred distributions equal to the greater of (i) $154.3 million or (ii) the fair value of Mattress Holdings, LLC's equity on the relevant grant date of the Class B Units. Each Class B Unit grant is comprised of four tranches with separate vesting criteria. The Class B-1 Unit tranche comprises 40% of the total units granted and vested over five years in 20% increments on January 18 of each year, subject to continued employment. These units vested in full immediately prior to the IPO. The Class B-2, B-3 and B-4 Unit tranches comprise the remaining portion of each Class B Unit grant and were scheduled to vest in their entirety immediately prior to a change of control or, if earlier, the date of expiration of the lock-up agreements entered into by JWC Mattress Holdings, LLC, JWC Equity Funding III, Inc. and their respective affiliates that are unit holders of Mattress Holdings, LLC (collectively, the "JWC Investors") in connection with the IPO (the "Lock-up Expiration Date"), in each case if the return on investment to entities affiliated with the JWC Investors meets or exceeds established performance thresholds. The thresholds were met and the Class B-2, B-3 and B-4 Units vested on May 15, 2012.

        In addition, Messrs. Stagner, Black and Murphy and Ms. Forbes hold Class C-2 Units. Each holder of the Class C-2 Units is entitled to his or her pro rata share of future distributions to the equity holders of Mattress Holdings, LLC after certain other equity holders have received aggregate preferred distributions equal to the aggregate amount of the 2009 equity investment in Mattress Holdings, LLC, until the cumulative distributions to all of the Class C Unit holders (including the Class C-2 Unit holders) equals $154,109,670. The Class C-2 Unit holders also share in any additional distributions beyond this threshold. The Class C-2 Units were fully vested on the date of grant. No Class C-2 Units were granted in fiscal year 2011.

  Employment and Severance Arrangements

        We have entered into employment agreements with Messrs. Stagner, Black and Fendrich and letter agreements with Mr. Murphy and Ms. Forbes. The employment agreements with Messrs. Stagner, Black and Fendrich were amended and restated, effective September 14, 2011, to extend the terms of such agreements through the end of fiscal year 2014, and, effective upon the consummation of the IPO, to increase the annual base salaries of Messrs. Stagner, Black and Fendrich to the amounts set forth below. The letter agreements with Mr. Murphy and Ms. Forbes were amended and restated, effective January 15, 2012, to increase their annual base salaries to the amounts set forth below. As discussed above, when determining the increase to the base salaries of these named executive officers, our Board took into account the Company's performance during fiscal year 2011 and its expansion over the prior two fiscal years, as well as the increased roles and responsibilities the executive officers would have as executives of a publicly traded company. None of the agreements provide for any tax gross-ups on severance payments made in relation to a change-in-control. The material terms of these arrangements are summarized below.

  •
  Employment Agreement with Mr. Stagner.  Mr. Stagner is a party to an amended and restated employment agreement, effective September 14, 2011, under which he is entitled to receive an annual base salary of $500,000 (effective upon the consummation of the IPO) and is eligible for an annual target cash bonus. The agreement also provides for certain payments and benefits to be provided upon a qualifying termination of Mr. Stagner's employment, as described below under "Potential Payments Upon Termination or Change of Control." In addition, the agreement provides that the term of his employment will be automatically extended for subsequent one-year terms, unless three (3) months notice of non-renewal is provided by either the Company or Mr. Stagner.

  •
  Employment Agreements with Messrs. Fendrich and Black.  Messrs. Fendrich and Black are each a party to an employment agreement, effective September 14, 2011, under which each is entitled to receive an annual base salary of $350,000 (effective upon the consummation of the IPO) and is eligible for an annual target cash bonus. Each agreement also provides for certain payments and benefits to be provided upon a qualifying termination of Messrs. Fendrich's or Black's employment, as described below under "Potential Payments Upon Termination or Change of Control." In addition, each agreement provides that the term of Messrs. Fendrich's or Black's employment will be automatically extended for subsequent one-year terms, unless three (3) months notice of non-renewal is provided by either the Company or Messrs. Fendrich or Black, as applicable.

  •
  Letter Agreements with Mr. Murphy and Ms. Forbes.  Mr. Murphy and Ms. Forbes are each a party to an offer letter agreement with the Company, effective January 15, 2012, under which they each are entitled to receive an annual base salary of $230,000. The agreements also provide that Mr. Murphy and Ms. Forbes are each eligible for an annual target cash bonus. Mr. Murphy is not entitled to payments upon a termination of employment, while Ms. Forbes is entitled to certain payment upon a qualifying termination of her employment, as described below under "Potential Payments Upon Termination or Change of Control." Under both of these agreements, Mr. Murphy and Ms. Forbes are at-will employees.

  Retirement and Welfare Benefits

        We maintain a retirement savings plan, which is a 401(k) defined contribution plan (the "401(k) Plan"), for the benefit of all eligible employees, including our named executive officers (on the same basis as all eligible employees). The 401(k) Plan provides for an annual match of 33 1/3% of contribution amounts up to the IRS-imposed plan maximums.

        In addition to the 401(k) Plan, we sponsor the Executive Nonqualified Excess Plan, an unfunded, unsecured nonqualified deferred compensation plan under which certain management employees may elect to defer a percentage or specific dollar amount of their compensation until a later date. We offer this plan because it facilitates retirement savings and provides financial flexibility for our key employees. While the Company may, at its discretion, provide matching and profit-sharing contributions under the Executive Nonqualified Excess Plan, we have not, as of this time, elected to make any such contributions.

        We also provide our eligible employees, including our named executive officers, with medical, dental and vision coverage, life and accidental death and dismemberment insurance, short-term and long-term disability insurance and the opportunity to enroll in our flexible spending account program.

  Executive Perquisites

        We provide limited executive perquisites, including Company payment of medical, dental and vision premiums for certain named executive officers, as well as provision and payment of separate life and disability insurance policies for Messrs. Stagner, Black and Fendrich. The costs associated with all perquisites are included in the "Summary Compensation Table" below.

Risk Assessment of Compensation Policies and Practices

        Our Board and our Compensation Committee have considered whether the risks arising from our compensation practices or policies are reasonably likely to have a materially adverse effect on the Company. We believe that the structure of our compensation programs does not incentivize unnecessary or excessive risk-taking. Our policies and practices include the following risk-mitigating characteristics: our compensation programs are generally administered by our Compensation Committee; there is an annual cap on the amount of bonuses that may be paid to our named executive officers and other employees; the performance goals upon which annual bonuses are paid are approved by our Compensation Committee and our Board; bonus amounts are only paid after the performance is certified by this committee after receiving input from our finance department following a review of our audited financials; and our equity awards are subject to multi-year vesting and the ultimate value of such awards is tied to the Company's long-term stock price performance. As a result of this review, the Company does not believe that our compensation policies and practices create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company. In addition, we have adopted an insider trading policy that generally prohibits insiders from pledging shares of our common stock and requires prior approval for any hedging of their ownership of our common stock.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code, or "Section 162(m)," disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain of its executive officers, other than its chief financial officer, unless such compensation qualifies as performance-based under such section. As we were not publicly traded prior to the IPO, neither our Compensation Committee nor the Board of Managers had previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. At such time as we are subject to the deduction limitations of Section 162(m), we expect that our Compensation Committee will consider the deductibility of compensation, but may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

        Our Compensation Committee, in connection with decisions that relate to our equity incentive award plans and programs, consider the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align the accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation of Named Executive Officers

        The tables in the following sections provide information required by the SEC regarding compensation paid to or earned by our named executive officers.

 Summary Compensation Table

        The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us or Mattress Holdings, LLC in fiscal years 2010 and 2011.

Name and Principal Position	Year		Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(f)	Total ($)
R. Stephen Stagner	2011		$424,940	—	$1,477,620	$606,100	$19,989	$2,528,649
President and Chief	2010		$395,000	—	—	$102,168	$14,249	$511,417
Executive Officer
Stephen G. Fendrich	2011		$330,016	—	$738,810	$435,000	$58,235	$1,562,061
Chief Strategy Officer	2010	(e)	$125,625	$57,500	—	$48,424	$19,447	$250,996
James R. Black	2011		$301,958	—	$738,810	$464,900	$15,845	$1,521,513
Executive Vice President,	2010		$285,500	—	—	$72,923	$12,626	$371,049
Chief Financial Officer
and Secretary
Kenneth E. Murphy III	2011		$201,365	—	$429,813	$195,956	—	$827,134
Executive Vice President,
Sales and Operations
Karrie Forbes	2011		$207,569	—	$429,813	$158,785	$4,805	$800,972
Executive Vice President,
Marketing and
Merchandising

(a)
Amounts shown in this column are not reduced to reflect any deferrals under the Executive Nonqualified Excess Plan (our nonqualified deferred compensation plan) or the 401(k) Plan.

(b)
Amounts shown in the column reflect the fair value of Class B Unit awards on their grant date. The underlying valuation assumptions for Class B Unit awards are further discussed in Note 14 to the consolidated financial statements for fiscal year 2011 (the "2011 Financials"), which are included in the 2011 Annual Report.

(c)
Amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. The underlying valuation assumptions for stock option awards are further discussed in Note 14 to the 2011 Financials, which are included in the 2011 Annual Report.

(d)
Amounts shown in this column represent the named executive officer's annual bonus payment. For each named executive officer, the annual bonus is based solely on achievement of the Company's Adjusted EBITDA target. Bonus amounts also include a portion of the incremental bonus pool of 10% of the Company's actual Adjusted EBITDA over the Company's Adjusted EBITDA maximum level target. Bonus amounts are not reduced to reflect any deferrals under the Executive Nonqualified Excess Plan or the 401(k) Plan. See "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements".

(e)
Mr. Fendrich joined the Company as Chief Strategy Officer on September 24, 2010. The amounts shown for Mr. Fendrich during fiscal year 2010 reflect his compensation for the portion of fiscal year 2010 during which he was employed by the Company.

(f)
Amounts shown in the "All Other Compensation" column include the following items, as applicable to each named executive officer, for fiscal years 2010 and 2011: Company-paid premiums for life and disability insurance and health coverage, Company contributions to the 401(k) Plan, relocation and temporary housing expenses.

All Other Compensation Table

Name	Year	Company-Paid Premiums for Life and Disability Insurance ($)(a)	Company-Paid Premiums for Health Coverage ($)(b)	Company Contributions to 401(k) Plan ($)(c)	Relocation Expenses ($)		Total ($)
R. Stephen Stagner	2011	$2,628	$11,862	$5,499	—		$19,989
Stephen G. Fendrich	2011	$6,862	$11,862	$583	$38,928	(d)	$58,235
James R. Black	2011	$1,951	$8,395	$5,499	—		$15,845
Kenneth E. Murphy III	2011	—	—	—	—		—
Karrie Forbes	2011	—	—	$4,805	—		$4,805

(a)
Amounts shown reflect Company-paid premiums for Messrs. Stagner and Black's life and disability insurance.

(b)
Amounts shown reflect Company-paid premiums for Messrs. Stagner, Fendrich and Black's health coverage, including medical, dental and vision coverage.

(c)
Amounts shown reflect the Company's matching contributions to the named executive officer's 401(k) Plan account. The 401(k) Plan provides for an annual match of 33 1/3% of contribution amounts.

(d)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Fendrich's relocation to Houston, Texas, including temporary housing expenses of $25,600, and a "gross-up" of $13,328 to cover taxes on his temporary housing expenses.

Grants of Plan-Based Awards Table

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal year 2011:

									All other option awards: number of securities underlying options (#)(e)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
										Exercise or Base Price of Option Awards ($/Share)(f)
											Grant date fair value of awards ($)(g)
Name		Grant Date	Threshold ($)	Target ($)(c)	Maximum ($)(c)	Threshold (#)	Target (#)(d)	Maximum (#)
R. Stephen Stagner	Bonus(a)	—	—	$203,050	$406,100	—	—	—	—	—	—
	Stock Options	11/17/2011	—	—	—	—	86,970	—	86,970	$19.00	$1,477,620
Stephen G. Fendrich	Bonus(a)	—	—	$162,500	$325,000	—	—	—	—	—	—
	Stock Options	11/17/2011	—	—	—	—	43,485	—	43,485	$19.00	$738,810
James R. Black	Bonus(a)	—	—	$144,950	$289,900	—	—	—	—	—	—
	Stock Options	11/17/2011	—	—	—	—	43,485	—	43,485	$19.00	$738,810
Kenneth E. Murphy III	Bonus(b)	—	—	$70,000	$140,000	—	—	—	—	—	—
	Stock Options	11/17/2011	—	—	—	—	25,298	—	25,298	$19.00	$429,813
Karrie Forbes	Bonus(b)	—	—	$51,625	$103,250	—	—	—	—	—	—
	Stock Options	11/17/2011	—	—	—	—	25,298	—	25,298	$19.00	$429,813

(a)
Non-equity incentive plan compensation for Messrs. Stagner, Fendrich and Black is determined and paid in accordance with the terms of their respective employment agreements, and is based on achievement of Company performance targets that were approved by the Board of Managers prior to the IPO.

(b)
Non-equity incentive plan compensation for Mr. Murphy and Ms. Forbes is determined and paid in accordance with the terms of their respective letter agreements, and is based on achievement of Company performance targets that were approved by the Board of Managers prior to the IPO.

(c)
These amounts represent target and maximum bonus opportunities for each of the named executive officers. Messrs. Stagner, Fendrich and Black's employment agreements provide that their target bonus opportunity for fiscal year 2011 will be based on base salaries of $406,100, $325,000 and $289,900, respectively, regardless of whether an IPO had been consummated during such fiscal year. For fiscal year 2011, each named executive officer also received a supplemental bonus based of a portion of an incremental bonus pool of 10% of the Company's actual Adjusted EBITDA over the Company's Adjusted EBITDA maximum level target. The actual amount of the bonus earned by each named executive officer for fiscal year 2011 is reported in the "Summary Compensation Table" under the heading "Non-Equity Incentive Plan Compensation." For a description of the supplemental bonuses and performance targets relating to the Company's bonus opportunities for fiscal year 2011, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements" above.

(d)
All stock option awards included in this column were granted under the Omnibus Plan in connection with the IPO and are options to purchase common stock of the Company. The award, included in this column, which comprises one-half of the stock options granted to each of our named executive officers, is subject to a four-year performance-based vesting schedule. The performance vesting component is based on specified stock price increase targets. For a description of the stock option awards, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements".

(e)
All stock option awards included in this column were granted under the Omnibus Plan in connection with the IPO and are options to purchase common stock of the Company. The award, included in this column, which comprises one-half of the stock options granted to each of our named executive officers, is subject to a five-year time-based vesting schedule. For a description of the stock option awards, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements".

(f)
The exercise price of the stock options is the fair market value of a share of our common stock on the date of grant, which was determined based on the per share offering price of our common stock in the IPO.

(g)
Amounts shown reflect the fair value of the stock option awards on the grant date. The underlying valuation assumptions for stock option awards are further discussed in Note 14 to the 2011 Financials, which are included in the 2011 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

        Each of our named executive officers is party to an employment agreement (in the cases of Messrs. Stagner, Fendrich and Black) or a letter agreement (in the cases of Mr. Murphy and Ms. Forbes), each of which provides for a base salary and other benefits, as described above in "—Compensation Discussion and Analysis." All of our named executive officers are eligible to participate in our Executive Nonqualified Excess Plan (our nonqualified deferred compensation plan) and our benefit plans and programs.

        Our named executive officers were also eligible to receive bonuses based on the Company's achievement of an Adjusted EBITDA target for fiscal year 2011. For 2011, the Adjusted EBITDA target was set by the Board of Managers, after consultation with our CEO, CFO and CSO. If the Adjusted EBITDA target was achieved, Messrs. Stagner, Fendrich and Black were entitled to receive a target bonus equal to 50% of base salary, Mr. Murphy was entitled to receive a target bonus equal to 35% of base salary and Ms. Forbes was entitled to receive a target bonus equal to 25% of base salary. If the Company achieved between 90% and 100% of the annual Adjusted EBITDA target, the cash bonus would be determined by linear interpolation between the target percentages described above. If the Company achieved greater than 100% of the annual Adjusted EBITDA target, each executive had the opportunity to receive a bonus of up to two times his or her respective target cash bonus.

        In addition to the bonuses described above, our named executive officers are eligible to share with other members of the senior management of the Company in an incremental bonus pool of 10% of the actual amount of annual Adjusted EBITDA in excess of the annual Adjusted EBITDA maximum level target. The amounts paid in respect of such incremental bonus pool are described above under "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements".

        We believe that the majority of our named executive officers' total compensation should be tied to variable, performance-based compensation and that the performance-based elements of compensation should be more heavily weighted towards long-term equity awards. For fiscal 2011, fixed, guaranteed compensation (i.e., base salary) represented only 20% of total compensation (measured at target level of performance) for Mr. Stagner, and 27% for our other named executive officers. The remainder was comprised of performance-based compensation, with the majority of such compensation granted in the form of stock option awards.

 Outstanding Equity Awards as of Fiscal Year End

        The following table summarizes the number of stock options and Class B Units underlying outstanding equity awards for each named executive officer as of January 31, 2012, the last day of fiscal year 2011. Stock options were granted by the Company under our Omnibus Plan and are option to purchase common stock of the Company. The Class B Units are equity awards made prior to the IPO by our then-sole stockholder, Mattress Holdings, LLC, and are not equity awards of the Company.

				OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Equity Class(a)		Number of Securities Underlying Unexercised Options— Unexercisable (#)(b)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)(c)	Option Exercise Price ($)(d)	Option Expiration Date(e)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(i)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(i)
R. Stephen Stagner	1/18/2007	B-2	(f)	—	—	—	—	—	—	107,468	$3,259,267
		B-3	(g)	—	—	—	—	—	—	26,867	$814,817
		B-4	(h)	—	—	—	—	—	—	26,867	$814,817
	8/21/2009	B-2	(f)	—	—	—	—	—	—	15,484	$469,595
		B-3	(g)	—	—	—	—	—	—	3,871	$117,399
		B-4	(h)	—	—	—	—	—	—	3,871	$117,399
	11/17/2011	—		86,970	86,970	$19.00	11/17/2021	—	—	—	—
Stephen G. Fendrich	10/21/2010	B-2	(f)	—	—	—	—	—	—	100,000	$3,032,779
		B-3	(g)	—	—	—	—	—	—	25,000	$758,195
		B-4	(h)	—	—	—	—	—	—	25,000	$758,195
	11/17/2011	—		43,485	43,485	$19.00	11/17/2021	—	—	—	—
James R. Black	1/18/2007	B-2	(f)	—	—	—	—	—	—	71,645	$2,172,834
		B-3	(g)	—	—	—	—	—	—	17,911	$543,201
		B-4	(h)	—	—	—	—	—	—	17,911	$543, 201
	8/21/2009	B-2	(f)	—	—	—	—	—	—	10,322	$313,043
		B-3	(g)	—	—	—	—	—	—	2,581	$78,276
		B-4	(h)	—	—	—	—	—	—	2,581	$78,276
	11/17/2011	—		43,485	43,485	$19.00	11/17/2021	—	—	—	—
Kenneth E. Murphy III	3/5/2007	B-2	(f)	—	—	—	—	—	—	10,747	$325,933
		B-3	(g)	—	—	—	—	—	—	2,687	$81,491
		B-4	(h)	—	—	—	—	—	—	2,687	$81,491
	8/21/2009	B-2	(f)	—	—	—	—	—	—	1,548	$46,947
		B-3	(g)	—	—	—	—	—	—	387	$11,737
		B-4	(h)	—	—	—	—	—	—	387	$11,737
	11/9/2009	B-2	(f)	—	—	—	—	—	—	4,098	$124,283
		B-3	(g)	—	—	—	—	—	—	1,025	$31,086
		B-4	(h)	—	—	—	—	—	—	1,025	$31,086
	10/21/2010	B-2	(f)	—	—	—	—	—	—	19,606	$594,607
		B-3	(g)	—	—	—	—	—	—	4,902	$148,667
		B-4	(h)	—	—	—	—	—	—	4,902	$148,667
	11/17/2011	—		25,298	25,298	$19.00	11/17/2021	—	—	—	—
Karrie Forbes	3/5/2007	B-2	(f)	—	—	—	—	—	—	10,747	$325,933
		B-3	(g)	—	—	—	—	—	—	2,687	$81,491
		B-4	(h)	—	—	—	—	—	—	2,687	$81,491
	8/21/2009	B-2	(f)	—	—	—	—	—	—	1,548	$46,947
		B-3	(g)	—	—	—	—	—	—	387	$11,737
		B-4	(h)	—	—	—	—	—	—	387	$11,737
	11/9/2009	B-2	(f)	—	—	—	—	—	—	4,614	$139,932
		B-3	(g)	—	—	—	—	—	—	1,154	$34,998
		B-4	(h)	—	—	—	—	—	—	1,154	$34,998
	11/17/2011	—		25,298	25,298	$19.00	11/17/2021	—	—	—	—

(a)
The Class B Units are divided into four tranches: Class B-1 Units; Class B-2 Units; Class B-3 Units; and Class B-4 Units. For a description of the Class B Units, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements". Stock option awards granted under the Omnibus Plan are not divided into separate equity classes.

(b)
Reflects stock options granted under the Omnibus Plan that vest based on service-based vesting conditions. Such stock options vest in equal annual installments over five years beginning on the first anniversary of the grant date. No such stock options are currently exercisable.

(c)
Reflects stock options granted under the Omnibus Plan that are subject to performance-based vesting conditions for which the performance conditions have not been satisfied at the end of fiscal year 2011. Such stock options are subject to a four-year performance-based vesting schedule, with such performance vesting based on specified stock price increase targets.

(d)
The exercise price of stock options is the fair market value of a share of our common stock on the grant date. The exercise price for the stock options granted on November 17, 2011 was $19.00 per share, and was determined based on the per share offering price of our common stock in the IPO. No stock options have been granted since the IPO.

(e)
All stock options have a ten-year term.

(f)
The Class B-2 Units vest in their entirety immediately prior to a change of control or, if earlier, the Lock-up Expiration Date, if the return on investment to the JWC Investors meets or exceeds a specified annual internal rate of return on invested capital and a specified return on invested capital of such JWC Investors. Any unvested Class B-2 Units become "earned" ratably over five years, with 20% of such units vesting on January 18 of each year, subject to continued employment. In general, once a Class B-2 Unit becomes earned, it will not be subject to forfeiture in the event of a named executive officer's termination of employment. However, a named executive officer will forfeit his or her earned Class B-2 Units if such executive terminates his or her employment without good reason or the Company terminates the executive's employment for cause. In the case of Messrs. Stagner and Black, however, their earned Class B-2 Units will not be subject to forfeiture if the executive terminates employment without good reason, provided such termination occurs after January 18, 2012. As described under "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements," above, all of the Class B-2 Units vested in full after the end of fiscal year 2011 as a result of the applicable performance thresholds being met in full.

(g)
The Class B-3 Units vest in their entirety immediately prior to a change of control or, if earlier, the Lock-up Expiration Date, if the return on investment to the JWC Investors meets or exceeds a specified return on invested capital of such JWC Investors. As described under "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements," above, all of the Class B-2 Units vested in full after the end of fiscal year 2011 as a result of the applicable performance thresholds being met in full.

(h)
The Class B-4 Units vest in their entirety immediately prior to a change of control or, if earlier, the Lock-up Expiration Date, if the return on investment to the JWC Investors meets or exceeds a specified return on invested capital of such JWC Investors. As described under "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements," above, all of the Class B-2 Units vested in full after the end of fiscal year 2011 as a result of the applicable performance thresholds being met in full.

(i)
Value is determined using the fair value of Class B Units on the last day of fiscal year 2011 based on a valuation performed by the Company. Each holder of the vested Class B Units is entitled to his or her pro rata share of future distributions to the equity owners of Mattress Holdings, LLC after certain other equity holders have received aggregate preferred distributions equal to the greater of (i) $154.3 million or (ii) the fair value of Mattress Holdings, LLC's equity on the applicable grant date of the Class B Units. No value was actually realized by the holders of such Class B Units at fiscal year end.

Option Exercises and Stock Vested Table

        The following table sets forth information regarding the number and value of vested Class B Units for each named executive officer during fiscal year 2011. No stock options were exercised by our named executive officers during fiscal year 2011.

Name	Grant Date	Equity Class	Number of Units Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
R. Stephen Stagner	1/18/2007	Class B-1	21,494	$324,405
	8/21/2009	Class B-1	3,097	$46,686
Stephen G. Fendrich	10/21/2010	Class B-1	90,000	$1,271,932
James R. Black	1/18/2007	Class B-1	14,329	$216,272
	8/21/2009	Class B-1	2,064	$31,124
Kenneth E. Murphy III	3/5/2007	Class B-1	2,149	$32,438
	8/21/2009	Class B-1	310	$4,671
	11/9/2009	Class B-1	2,459	$37,070
	10/21/2010	Class B-1	18,626	$263,229
Karrie Forbes	3/5/2007	Class B-1	2,149	$32,438
	8/21/2009	Class B-1	310	$4,671
	11/9/2009	Class B-1	1,846	$27,825

(a)
Reflects time-based Class B Units that vested during fiscal year 2011. The unvested portion of the outstanding time-based Class B Units vested upon consummation of the IPO. For a description of the Class B Units, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements".

(b)
Value is determined using the fair value of the Class B Units on the vesting date based on a valuation performed by the Company. No value was actually realized by the holders of such Class B Units upon vesting.

Non-Qualified Deferred Compensation Table

        The following table shows the amounts held by our named executive officers under the Company's Executive Nonqualified Excess Plan, our non-qualified deferred compensation plan, for fiscal year 2011.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of Fiscal Year 2011 ($)
R. Stephen Stagner	$9,600	—	$(9,561)	—	$186,208
Stephen G. Fendrich	—	—	—	—	—
James R. Black	—	—	$(4,190)	$53,130	$154,520
Kenneth E. Murphy III	$21,356	—	$(2,080)	$23,791	$89,988
Karrie Forbes	$20,969	—	$(981)	—	$145,602

(a)
All amounts deferred by the named executive officers for fiscal year 2011 have also been reported in the "Summary Compensation Table" above.

(b)
No Company contributions or credits were made into this plan for fiscal year 2011.

(c)
Reflects market-based earnings on amounts credited to participant's accounts under the plan.

        The Executive Nonqualified Excess Plan is an unfunded, unsecured nonqualified deferred compensation plan under which certain management employees may elect to defer all or a portion of their base salaries and annual bonuses until a specified date or event. All amounts credited to a participant's account under the plan are notionally invested in mutual funds or other investments available in the market.

        Under the Executive Nonqualified Excess Plan, participants are 100% vested in their elective deferrals at all times and become 100% vested in Company contributions upon attainment of age 55, a change of control, or the participant's death or disability. Company contributions vest on a graded schedule beginning with 20% after a participant has completed three years of service, and 20% in each year thereafter until the participant is 100% vested after completing seven years of service. Distributions will occur upon the earliest of (a) a participant's separation from service, (b) the disability of a participant, (c) the death of a participant, (d) a change in control event, or (e) an unforeseeable emergency. In certain instances, a participant may designate certain deferrals as "in-service" or "education" credits, which would permit the participant to receive a distribution of such amount on a specified date. Plan assets are held within a rabbi trust and the Company is restricted from accessing the assets.

Potential Payments Upon Termination or Change in Control

        Each of our named executive officers, other than Mr. Murphy, is entitled to receive certain benefits upon a qualifying termination of employment. Mr. Murphy is not entitled to receive any severance benefits upon a termination of employment. The benefits that Messrs. Stagner, Fendrich and Black are entitled to receive upon a termination of employment are set forth in their respective employment agreements. The benefits that Ms. Forbes is entitled to receive upon a termination of employment are set forth in her letter agreement. The Company does not maintain a severance plan.

        Each named executive officer was also entitled to accelerated vesting of all or a portion of his or her Class B Units in connection with a change of control. The Class B-2, B-3 and B-4 Units were to vest in their entirety immediately prior to a change of control or, if earlier, the Lock-up Expiration Date, if the return on investment to the JWC Investors meets or exceeds certain established performance thresholds. The following table summarizes the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control of the Company, assuming that each named executive officer's termination of employment or a change in control occurred on January 31, 2012, the last business day of our 2011 fiscal year.

Potential Payment Upon Termination or Change in Control

Named Executive Officer	Benefit	Change of Control ($)(d)	Without Cause or For Good Reason ($)(e)	Non-Renewal (by Company) ($)(e)	Death ($)(e)	Disability ($)(e)
R. Stephen Stagner	Cash Severance(a)	—	$750,000	$750,000	$750,000	$611,400
	Acceleration of Equity(b)	$9,329,310	—	—	—	—
	Health/Welfare(c)	—	$17,794	$17,794	—	$17,794
Stephen G. Fendrich	Cash Severance(a)	—	$350,000	$262,500	$350,000	$188,600
	Acceleration of Equity(b)	$7,491,947	—	—	—	—
	Health/Welfare(c)	—	$11,863	$8,897	—	$11,863
James R. Black	Cash Severance(a)	—	$525,000	$525,000	$525,000	$469,200
	Acceleration of Equity(b)	$6,219,530	—	—	—	—
	Health/Welfare(c)	—	$12,593	$12,593	—	$12,593
Kenneth E. Murphy III	Cash Severance(a)	—	—	—	—	—
	Acceleration of Equity(b)	$2,712,754	—	—	—	—
	Health/Welfare(c)	—	—	—	—	—
Karrie Forbes	Cash Severance(a)	—	$115,000	—	—	—
	Acceleration of Equity(b)	$1,282,998	—	—	—	—
	Health/Welfare(c)	—	—	—	—	—

(a)
The cash severance for Messrs. Stagner, Fendrich and Black is determined under their respective employment agreements. The cash severance for Ms. Forbes is determined pursuant to her letter agreement. The amounts in the table above do not include any annual bonus that was earned by its terms as of the last day of fiscal year 2011. For a description of the employment agreements for Messrs. Stagner, Fendrich and Black, please see below.

(b)
Each tranche of the Class B Units contained different vesting and acceleration terms. All outstanding Class B-1 Units vested in full upon the consummation of the IPO. The Class B-2, B-3 and B-4 Units were to vest in their entirety immediately prior to a change of control or, if earlier, the Lock-up Expiration Date, if certain specified returns are achieved by the JWC Investors. The value of the Class B-2, B-3 and B-4 Units for purposes of this table is determined using the fair value of the Class B Units as of the last day of fiscal year 2011 based on a valuation performed by the Company, taking into account the residual value of such units. As described under "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Long-Term Stock-Based Incentive Arrangements," above, all of the Class B-2, B-3 and B-4 Units vested in full subsequent to the end of fiscal year 2011 on May 15, 2012 because the applicable performance thresholds were met in full.

(c)
These figures are based upon COBRA premium rates for medical and dental coverage in effect at the end of fiscal year 2011.

(d)
Neither the employment agreements nor the letter agreements provide for payment of benefits solely in the event of a change of control. However, the terms of the Class B Units provided for an acceleration of equity if certain conditions were met. Please see footnote (b) above for additional information. No amounts have been included in this table with respect to the acceleration of the outstanding options because under our Omnibus Plan the Compensation Committee is not required to provide for the acceleration of outstanding options upon a change of control.

(e)
For a discussion of each named executive officer's benefits in the event of a termination of employment due to the reason specified in the heading of each column, please see below. With respect to a termination due to disability, Messrs. Stagner, Fendrich and Black are, pursuant to their respective employment agreements, also entitled to continuation of disability insurance coverage to the extent necessary to continue benefits that the executive became entitled to receive prior to the termination of his employment with the Company. These benefits have not been quantified for purposes of this table.

Termination by the Company for Cause or Resignation by Executive Without Good Reason

          Upon termination of employment by Messrs. Stagner, Fendrich or Black other than for good reason, or by the Company for cause, each named executive officer is only entitled to receive earned but unpaid base salary and any accrued and unpaid benefits pursuant to our employee benefit plans or programs in which the executive participates on the executive officer's last day of employment ("Accrued Compensation").

Termination by Company Without Cause or Resignation by Executive for Good Reason

          In accordance with the employment agreements of Messrs. Stagner, Fendrich and Black, if a named executive officer's employment is terminated without cause (as such term is defined in their respective agreements) or the named executive officer terminates his employment for good reason (as such term is defined in their respective agreements), then the named executive officer is, subject to his compliance with post-termination obligations relating to confidentiality, intellectual property, non-competition and non-solicitation, entitled to the following:

  •
  For Messrs. Stagner and Black:

  •
  Eighteen (18) months salary continuation;

  •
  Eighteen (18) months continuation of medical and dental coverage;

  •
  If such termination or resignation is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus ("Accrued Bonus Payment"); and

  •
  Accrued Compensation.

  •
  For Mr. Fendrich:

  •
  Twelve (12) months salary continuation;

  •
  Twelve (12) months continuation of medical and dental coverage (unless and until he becomes covered by another employer's medical and dental plans);

  •
  Accrued Bonus Payment; and

  •
  Accrued Compensation.

        In accordance with Ms. Forbes' letter agreement, if Ms. Forbes' employment is terminated by the Company without cause, she is entitled to six (6) months salary continuation together with any Accrued Compensation. Mr. Murphy is not entitled to any termination payments under these circumstances, other than Accrued Compensation.

Termination Due to Death or Disability

        Upon termination of Messrs. Stagner, Fendrich or Black's employment due to death, the estate of such named executive officer will be entitled to the executive officer's Accrued Compensation and Accrued Bonus Payment.

        In addition, if Messrs. Stagner, Fendrich or Black's employment is terminated due to death, his estate will also be entitled to eighteen (18) months salary continuation, in the cases of Messrs. Stagner or Black, and twelve (12) months salary continuation, in the case of Mr. Fendrich.

        Upon termination due to disability, Messrs. Stagner, Fendrich and Black will each be entitled to Accrued Compensation, Accrued Bonus Payment, and to the following amounts:

  •
  Salary continuation (less the amount that the executive receives pursuant to any Company-sponsored long-term disability insurance policy) for eighteen (18) months for Messrs. Stagner and Black and twelve (12) months for Mr. Fendrich;

  •
  Premiums for medical and dental coverage for eighteen (18) months for Messrs. Stagner and Black and twelve (12) months for Mr. Fendrich; and

  •
  Continuation of disability insurance coverage to the extent necessary to continue benefits that the executive officer became entitled to receive prior to the termination of his employment with the Company.

        Mr. Murphy and Ms. Forbes are not entitled to any termination payments under these circumstances, other than Accrued Compensation.

Termination Due to Non-Renewal of Term

        The employment agreements of Messrs. Stagner, Fendrich and Black provide that the term of their employment will be automatically extended for subsequent one-year terms, unless three (3) months written notice of non-renewal is provided by either the Company or the named executive officer. If the named executive officer provides such notice to us, he is only entitled to Accrued Compensation. However, if the Company provides such notice to the named executive officer, the named executive officer is entitled to the following:

  •
  Messrs. Stagner and Black are entitled to the benefits to which they would be entitled if the Company terminated such executive officer's employment without cause, or if they resigned for good reason, as described above in "—Termination by Company Without Cause or Resignation by Executive for Good Reason".

  •
  Mr. Fendrich is entitled to the following benefits:

  •
  Nine (9) months salary continuation;

  •
  Nine (9) months continuation of medical and dental coverage (unless and until he becomes covered by another employer's medical and dental plans);

  •
  Accrued Bonus Payment; and

  •
  Accrued Compensation.

Restrictive Covenants

        Under the terms of their respective agreements and letter agreements, each named executive officer has agreed to confidentiality obligations during and after employment. Under their employment agreements and letter agreements, each named executive officer has agreed to the following:

  •
  Messrs. Stagner and Black have agreed to non-competition and non-solicitation obligations for eighteen (18) months following employment termination.

  •
  Messrs. Fendrich and Murphy and Ms. Forbes have agreed to non-competition and non-solicitation obligations for twelve (12) months following employment termination.

DIRECTOR COMPENSATION

        In fiscal year 2011, none of our directors received compensation for their services on our Board, other than Mr. Tinsey, who was paid a cash fee of $11,125 for his Board service.

        Under our independent director compensation policy, which was approved by our Board on January 27, 2012, each member of our Board who meets all of the applicable independence requirements set forth therein (including the heightened independence standards applicable to audit committee members under the NASDAQ Rules) is eligible to receive compensation for his or her services as a director as set forth below, beginning in fiscal year 2012. Currently, only Messrs. Eitel and Tinsey are eligible to receive compensation under the policy.

  •
  Base Compensation.    Each independent director receives an annual retainer of $40,000, payable in four equal installments at the beginning of each fiscal quarter for services provided to our Board.

  •
  Committees.    Each independent director who serves as a chair of any committee of our Board shall receive an additional annual retainer of $5,000, payable at the beginning of each fiscal year. Each independent director who is a member of the Audit Committee receives an additional annual retainer of $5,000, and the chair of the Audit Committee receives an additional annual retainer of $10,000 in the aggregate, in each case payable at the beginning of each fiscal year.

  •
  Reimbursement of Travel and Other Expenses.    Each independent director is reimbursed for his ordinary and reasonable expenses in connection with attending meetings of our Board and any committee thereof on which he serves.

  •
  Restricted Stock Grants.    Each independent director receives an annual grant of restricted stock under the Omnibus Plan with a fair market value equal to $40,000. Subject to such director's continued service as an independent director, such restricted stock becomes fully vested on the first anniversary of the date of grant.

        Except for reimbursement for reasonable travel expenses relating to attendance at Board and committee meetings, directors who do not meet the criteria of our independent director compensation policy, such as employee directors (currently Mr. Stagner) and directors affiliated with J.W. Childs (currently Messrs. Childs, Fiorentino, Suttin and Watts), are not compensated for their services as directors.

 AUDIT COMMITTEE MATTERS

        The Audit Committee Report below shall not be deemed to be "soliciting material" or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

 Audit Committee Report

        This report is furnished by the Company's Audit Committee with respect to the Company's financial statements for fiscal year 2011.

        The Company's management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and for issuing a report on its audit. The Audit Committee oversees and monitors the Company's management and the independent registered public accounting firm throughout the financial reporting process.

        In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company's audited financial statements for fiscal year 2011. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the Company's fiscal year 2011. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that Grant Thornton LLP may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors' independence and has discussed this with Grant Thornton LLP.

        Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2011 be included in the 2011 Annual Report for filing with the SEC. Such report was filed with the SEC on April 20, 2012 and was amended on May 30, 2012.

        The Audit Committee has appointed Grant Thornton LLP as the independent registered accounting firm of the Company for fiscal year 2012 and intends to submit such recommendation to the Company's stockholders for ratification (but not for approval) at the Company's 2012 Annual Meeting of Stockholders.

Submitted by the Audit Committee
Frederick C. Tinsey III, Chair
Charles R. Eitel
David A. Fiorentino

 Independent Registered Public Accounting Firm

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, Grant Thornton LLP, in each of the last two fiscal years:

Type of Fee	Year Ended February 1, 2011	Year Ended January 31, 2012
Audit Fees	$412,851	$789,050
Audit-Related Fees	116,888	48,000
Tax Fees	—	—
All Other Fees	—	—

        In making its determination regarding the independence of Grant Thornton LLP, the Audit Committee considered whether the provision of the services covered in the section entitled "Audit-Related Fees," which consisted primarily of fees related to the Company's benefit plan audit and acquisition-related due diligence, was compatible with maintaining such independence. All of the work performed by Grant Thornton LLP was performed by full-time employees of the firm.

        The retention of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. The Audit Committee also regularly evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. The Audit Committee receives periodic updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee.

Audit Committee Pre-Approval Policy

        The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership, as of June 30, 2012, of outstanding shares of common stock by:

  •
  each person or group known to the Company to own more than 5% of the aggregate number of the Company's common stock;

  •
  each member of the Board and each of its named executive officers; and

  •
  all of the Company's directors and executive officers and their affiliates as a group.

        Prior to our IPO, Mattress Holdings, LLC was the record and beneficial owner of 100% of the Company's outstanding common stock. As of June 30, 2012, Mattress Holdings LLC held 22,399,952 shares, or 66.3%, of the Company's outstanding common stock, and its outstanding membership interests consisted of 15,399 voting Class A Units, 2,214,027 non-voting Class B Units and 17,079,817 voting Class C Units. The table below reflects the number of shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC held by the individuals and entities listed below immediately following the assumed dissolution of Mattress Holdings, LLC based on an equity value of $38.21 per share of the Company's common stock (the 30-day average closing price of the Company's common stock on the NASDAQ Global Select Market ended on May 30, 2012) and distribution of the shares of the Company's common stock held by Mattress Holdings, LLC to its equity owners pursuant to the Mattress Holdings, LLC organizational documents.

        Unless otherwise indicated below, the address for each listed director, officer and unit holder is 5815 Gulf Freeway, Houston, Texas, 77023. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. To the Company's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned.

	Company Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	#	%
Beneficial Owners of 5% or more of the Company's shares:
Investment funds associated with J.W. Childs(2)	20,232,910	59.92%
Investment funds associated with Neuberger Berman Group, LLC(3)	3,031,695	8.98%
Directors and Executive Officers:
James R. Black(4)	512,922	1.52%
John W. Childs(5)	—	—%
Charles R. Eitel	—	—%
Stephen G. Fendrich(6)	235,384	*	%
David A. Fiorentino(5)(7)	12,500	*	%
Karrie Forbes(8)	105,606	*	%
Kenneth E. Murphy III(9)	107,300	*	%
R. Stephen Stagner(10)	1,426,618	4.22%
Adam L. Suttin(5)(11)	12,500	*	%
Frederick C. Tinsey III(12)	34,206	*	%
William E. Watts(5)(13)	10,000	*	%
All executive officers and directors as a group (13 persons)(14)	2,535,006	7.51%

*
Indicates beneficial ownership of less than 1%

(1)
Gives effect to the assumed dissolution of Mattress Holdings, LLC based on an equity value of $38.21 per share of the Company's common stock (the 30-day average closing price of the Company's common stock on the NASDAQ Global Select Market ended on May 30, 2012) and the distribution of the shares of the Company's common stock held by Mattress Holding, LLC to its equity owners pursuant to the Mattress Holdings, LLC organizational documents, as follows:

•
First, to the holders of the Class C-1 Units until such cumulative distribution is equal to $154,110 in the aggregate;

•
Second, to the holders of the Class C-1 Units and Class C-2 Units until such cumulative distribution is equal to $154,109,670 in the aggregate; and

•
Third, the remainder to the holders of Class A Units, Class B Units and Class C Units on a pro rata basis.

(2)
Represents (i) 4,294,920 shares of the Company's common stock directly held by J.W. Mattress Holdings, LLC, a limited liability company managed by J.W. Childs Associates, Inc.; (ii) 15,155,866 shares of the Company's common stock corresponding to the indirect equity interest of J.W. Childs Equity Partners III, L.P., a Delaware limited partnership, whose general partner is J.W. Childs Advisors III, L.P., in Mattress Holdings, LLC (comprised of 9,633 Class A Units and 12,753,081 Class C Units); and (iii) 782,124 shares of the Company's common stock corresponding to the indirect equity interest of JWC Fund III Co-Invest, LLC, a Delaware limited liability company, whose managing member is J.W. Childs Associates, L.P., in Mattress Holdings, LLC (comprised of 799 Class A Units and 657,886 Class C Units). J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC hold their interest in the Class A Units and Class C Units through J.W. Mattress Holdings, LLC, a limited liability company managed by J.W. Childs Associates, Inc. Voting and investment control of each of J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC is held by J.W. Childs Associates, Inc. Each of the J.W. Childs entities referenced above disclaims beneficial ownership of any securities other than the securities directly held by such entity.

(3)
Represents (i) 582,772 shares of the Company's common stock directly held by and 2,036,008 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC (comprised of 1,713 Class A Units and 1,712,888 Class C Units) of NB Co-Investment Partners LP, a Delaware limited partnership ("NB Partners"); (ii) 15,118 shares of the Company's common stock directly held by and 52,820 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC (comprised of 44 Class A Units and 44,438 Class C Units) of NB Co-Investment Group LP, a Delaware limited partnership ("NB Group"); (iii) 21,323 shares of the Company's common stock directly held by and 74,496 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC (comprised of 63 Class A Units and 62,674 Class C Units) of Co-Investment Capital Partners LP, a Delaware limited partnership ("Capital Partners" and, together with NB Partners and NB Group, the "NBCIP Entities"); and (iv) 35,203 shares of the Company's common stock directly held by and 213,955 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC (comprised of 180 Class A Units and 180,000 Class C Units) of NB Fund of Funds XVIII—Co-Investment Holding LP, a Delaware limited partnership ("NB Fund XVIII"). The investment and voting control of the securities held by each of the NBCIP Entities is exercised by its investment committee, which is composed, in each case, of the following individuals: Messrs. John Buser, Michael Kramer, John Massey, David Morse, Michael Odrich, David Stonberg, Brian Talbot, Anthony Tutrone, Brien Smith and Peter von Lehe. The investment and voting control of the securities held by NB Fund XVIII is exercised by its investment committee, which is composed of the following individuals: Messrs. Hobby Abshier, John Buser, Joseph Malick, John Massey, Jonathan Shofet, Brien Smith, David Stonberg, Anthony

  Tutrone and Peter von Lehe. The general partner of each of the NBCIP Entities and NB Fund XVIII and the individuals on the foregoing investment committees disclaim beneficial ownership of these securities.

(4)
Represents 20,236 shares of the Company's common stock directly held by Mr. Black and 492,686 shares of the Company's common stock corresponding to Mr. Black's equity interest in Mattress Holdings, LLC (comprised of 219 Class A Units, 65,575 Class B Units and 250,581 Class C Units).

(5)
Messrs. Childs, Fiorentino, Suttin and Watts are employees of J.W. Childs and, by virtue of this and the relationships described in note (2) above, may be deemed to share voting and dispositive power with respect to the 4,292,920 shares of the Company's common stock directly held by and the 15,937,988 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC of J.W. Childs Mattress Holdings, LLC. Each of Messrs. Childs, Fiorentino, Suttin and Watts expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of his pecuniary interest therein.

(6)
Represents 235,384 shares of the Company's common stock corresponding to Mr. Fendrich's equity interest in Mattress Holdings, LLC (comprised of 250,000 Class B Units).

(7)
Represents 12,500 shares of the Company's common stock directly held by Mr. Fiorentino.

(8)
Represents 5,445 shares of the Company's common stock directly held by Ms. Forbes and 100,161 shares of the Company's common stock corresponding to Ms. Forbes' equity interest in Mattress Holdings, LLC (comprised of 44 Class A Units, 42,272 Class B Units and 50,451 Class C Units). Excludes 1,371 shares of the Company's common stock directly held by Matthew Forbes, Ms. Forbes' husband, and 31,820 shares of the Company's common stock corresponding to Mr. Forbes' equity interest in Mattress Holdings, LLC (comprised of 9 Class A Units, 20,492 Class B Units and 10,374 Class C Units), as to which Ms. Forbes disclaims beneficial ownership except to the extent of her pecuniary interest therein.

(9)
Represents 862 shares of the Company's common stock directly held by Mr. Murphy and 106,438 shares of the Company's common stock corresponding to Mr. Murphy's equity interest in Mattress Holdings, LLC (comprised of 16 Class A Units, 17,927 Class B Units and 90,000 Class C Units).

(10)
Represents 1,426,618 shares of the Company's common stock corresponding to Mr. Stagner's equity interest in Mattress Holdings, LLC (comprised of 1,043 Class A Units, 307,379 Class B Units and 954,356 Class C Units). Excludes 283,307 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC comprised of 238,589 Class C Units that are held of record by Mr. Stagner as trustee under the Constructive Trustee Agreement dated December 10, 2010 between Mr. Stagner and Julie Stagner, Mr. Stagner's former wife. Pursuant to the Constructive Trustee Agreement, Ms. Stagner holds sole voting and investment power over these 238,589 Class C-2 Units. Mr. Stagner disclaims any pecuniary interest in these units or the shares of the Company's common stock corresponding to such units.

(11)
Represents 12,500 shares of the Company's common stock directly held by Mr. Suttin.

(12)
Represents 7,000 shares of the Company's common stock directly held by Mr. Tinsey and 27,206 shares of the Company's common stock corresponding to Mr. Tinsey's equity interest in Mattress Holdings, LLC (comprised of 28,602 Class B Units).

(13)
Represents 10,000 shares of the Company's common stock directly held by Mr. Watts.

(14)
Represents 68,543 shares of the Company's common stock directly held by executive officers and directors and 2,466,463 shares of the Company's common stock corresponding to the executive officers' and directors' equity interest in Mattress Holdings, LLC (comprised of 1,322 Class A Units, 793,724 Class B Units and 1,345,388 Class C Units).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied for fiscal year 2011, except that the initial reports on Form 3 for Ms. Forbes and Mr. Murphy III, and the subsequent reports on Form 4 for Ms. Forbes and Messrs. Watts, Suttin, Fiorentino, Tinsey, Stagner and Murphy (each with respect to one transaction), were not filed timely, but each such Form was subsequently filed and the information reported therein is reflected in this proxy statement.

Financial and Other Information

        As described above and in the Company's Notice of Internet Availability of Proxy Materials, the Company has made available to you the 2011 Annual Report at http://www.proxyvote.com. The 2011 Annual Report can also be accessed on the Internet at the SEC Filings section of the Investor Relations section of the Company's website, http://www.mattressfirm.com, and at the website of the SEC, http://www.sec.gov. The documents are also available without charge by requesting them in writing from Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023.

Proposals of Stockholders

Proposals to be included in the proxy statement.

        In order to be included in the Company's proxy materials for presentation at the 2013 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 as promulgated under the Exchange Act must be received by the Secretary of the Company at 5815 Gulf Freeway, Houston, Texas 77023, not less than 120 days prior to September 5, 2013 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement)

        Under the Company's Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Pursuant to the Company's Amended and Restated Bylaws, if you wish to bring business before the 2013 Annual Meeting of Stockholders, you must give written notice thereof which must be received by the Secretary of the Company at 5815 Gulf Freeway, Houston, Texas 77023 not less than 90 days, nor more than 120 days prior to September 5, 2013. Proposals that do not comply with these notice provisions will not be considered at the 2013 Annual Meeting of Stockholders.

        A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the proposal desired to be brought before the annual meeting, (ii) the reasons for making the proposal at the annual meeting, (iii) the text of the proposal, (iv) the name and record address of the stockholder making such proposal and any other stockholder or affiliate on whose behalf the proposal is made, (v) the class (and, if applicable, series)

and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder and any other stockholder or affiliate on whose behalf the proposal is made, (vi) a description of any Derivative Instruments directly or indirectly owned beneficially or of record by such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder and any other stockholder or affiliate on whose behalf the proposal is made, (vii) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, has a right to vote any securities of the Company, (viii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, is a general partner or beneficially owns an interest in a general partner, (ix) any performance-related fees (other than an asset-based fee) that such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, is entitled to based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments, (x) any other information relating to such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act, (xi) a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (xi) any material interest of the stockholder in the proposal and (xii) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law to carry the proposal. The Company does not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company's Amended and Restated Bylaws. See "Corporate Governance—Procedures for Stockholders to Recommend Director Nominees" for a discussion of the stockholder requirements for proposing director nominations. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000147341_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 R. Stephen Stagner 02 William E. Watts MATTRESS FIRM HOLDING CORP. 5815 GULF FREEWAY HOUSTON, TX 77023 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, in a non-binding vote, the compensation of the Company's named executive officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, in a non-binding vote, the frequency of future executive compensation advisory votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the current fiscal year ending January 29, 2013. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000147341_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K (as amended) is/are available at www.proxyvote.com . MATTRESS FIRM HOLDING CORP. Annual Meeting of Shareholders September 5, 2012 8:00 AM This proxy is solicited by the Board of Directors. The shareholders hereby appoint R. Stephen Stagner and James R. Black, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MATTRESS FIRM HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM CST on 9/5/ 2012, at 5815 Gulf Freeway, Houston, TX 77023, and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting or any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side